Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

by and among

CARDIAC SCIENCE, INC.,

COMPLIENT CORPORATION

and

CPR LIMITED PARTNERSHIP

Dated as of October 21, 2003

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of October 21, 2003 (the “Effective Date” or the “Closing Date”), is between Complient Corporation, a Delaware corporation (“Seller”), CPR Limited Partnership, an Ohio limited partnership (“CPR L.P.”), and Cardiac Science, Inc., a Delaware corporation (“Buyer”).

WITNESSETH:

WHEREAS, Seller presently conducts the business (the “Business”) of marketing, selling and distributing automated external defibrillators (“AEDs”), AED training devices, cardiopulmonary resuscitation (“CPR”) prompting aids and training devices, first-aid kits, accessories for the foregoing items, and training services with respect to the foregoing. (collectively, the “Products and Services”);

WHEREAS, Seller owns more than 99% of the outstanding capital stock of SOS International, Inc., a Delaware corporation (“SOS”), and SOS presently conducts the business of leasing and servicing emergency oxygen tanks and providing related training and services (the “Oxygen Business”);

WHEREAS, Seller is the sole general partner of CPR L.P., owning a 99% general partnership interest therein, and Seller uses the assets and rights owned by CPR L.P. in a certain specific line of the Business;

WHEREAS, Seller desires to sell to Buyer, and to cause CPR L.P. to sell to Buyer, and Buyer desires to purchase and acquire from Seller and CPR L.P., respectively, upon the terms and subject to the conditions hereinafter set forth, (i) substantially all of the assets, properties, rights and interests of Seller (other than the capital stock of SOS which Seller holds and any assets, properties, rights and interests which Seller may have relating to the Oxygen Business), and (ii) all of the assets, properties, rights and interests of CPR L.P., in consideration of certain payments by Buyer and the assumption by Buyer of certain liabilities and obligations of Seller and CPR L.P. specifically disclosed in this Agreement; and,

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained and other good and valuable consideration had and received, Buyer and Seller, on the basis of, and in reliance upon, the representations, warranties, covenants, obligations and agreements set forth in this Agreement, and upon the terms and subject to the conditions contained herein, hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1 Sale and Transfer of Seller Assets. Effective as of the Effective Date (as hereinafter defined), Buyer shall purchase and acquire from Seller, and Seller shall sell, transfer, convey, assign and deliver to Buyer, on a going concern basis, all of the assets, properties, rights and interests owned, used, occupied or held by or for the benefit of Seller, wherever situated, as the same shall exist as of the Effective Date, and wherever situated, including, without limitation, the following, but excluding, however, the Retained Assets (as defined below):

(a) Cash and Cash Equivalents. All cash, cash equivalents and marketable securities, including cash on hand, cash in transit and cash, cash-equivalents and marketable securities in lock boxes or on deposit with or held by any financial institution more fully set forth on Schedule 1.1(a) attached hereto, but not including any such cash items used or held for use in the Oxygen Business;

(b) Prepaids. All prepaid expenses, advance payments, deposits, surety accounts and other similar assets, including, without limitation, prepaid deposits with suppliers and utilities, more fully set forth on Schedule 1.1(b) attached hereto (collectively, the “Prepaids”);

(c) Inventory. All inventories of products, work-in-process, finished goods, raw materials, software, hardware, supplies and parts (collectively, “Inventory” or “Inventories”), including, without limitation, all Inventories located at the facilities listed on Schedule 1.1(c) hereto;

(d) Accounts Receivable. All accounts receivable (including royalties receivable), any payments received with respect thereto after the Effective Date, unpaid interest accrued on any such accounts receivable and any security or collateral relating thereto (collectively, “Accounts Receivable”);

(e) Fixed Assets. All tangible personal property, plant and equipment, including, without limitation, buildings, structures, fixtures, machinery and equipment, dies, jigs, molds, patterns, tools, tooling, production fixtures, maintenance machinery and equipment, office furniture and office equipment, other furnishings, trucks, automobiles and other vehicles and transportation equipment, leasehold improvements and construction-in-process, and all tangible personal property set forth on Schedule 1.1(e) hereto (collectively, the “Fixed Assets”);

(f) Fee Property. All real property rights and interests of any kind whatsoever owned by Seller (collectively, the “Fee Property”);

(g) Leased Property. All rights and interests under the real and personal property lease agreements (the “Lease Agreements”) more particularly described on Schedule 1.1(g) hereto, which descriptions are incorporated herein by reference (the premises subject to the Lease Agreements being hereinafter collectively referred to as the “Leased Property”), and all leasehold improvements;

(h) Intellectual Property. All inventions, discoveries, trademarks, service marks, patents, trade names, domain names, copyrights, know-how, intellectual property, software, computer files, shop rights, licenses, developments, research data, designs, technology, discoveries, trade secrets, test procedures, processes, research data, formulas and other confidential information, intellectual and similar intangible property rights, whether or not patentable (or otherwise subject to legally enforceable restrictions or protections against unauthorized third party usage), and any and all applications for, and extensions, divisions, continuations, continuations-in-part, and reissuances of, any of the foregoing, and rights therein, including, without limitation, (i) the names “Complient,” “CPR Prompt,” and all related trade names and trademarks, (ii) the intellectual and intangible property rights described on the Schedule 1.1(h) hereto, (iii) the production methods, formulas, know-how and technical expertise relating to the manufacture or provision of Products and Services, (iv) all data contained in the Complient Training Management System (“TMS”) and “MasterTrak” system, and (v) all source code relating to the Complient Training Management System and “MasterTrak” system (collectively, the “Intangibles”); provided, however, that Buyer shall not acquire any rights hereunder with respect to the name “SOS International”, “SOS Technologies” or any variations thereon (the “Retained Names”); and provided, further, that Seller shall be entitled to continue to have the name “Complient Corporation” as its corporate name in its Certificate of Incorporation to the extent provided in Section 7.5);

(i) Business Records. All books and records, including, without limitation, all files, invoices, forms, accounts, correspondence, customer lists, customer data, production records, technical, accounting, manufacturing and procedural manuals, employment records, studies, reports or summaries relating to any Environmental Requirements (as hereinafter defined), and other books and records relating to the operation of any of the Acquired Assets (as hereinafter defined) or other assets or properties, and any confidential information which has been reduced to writing or other tangible medium (collectively, the “Business Records”);

(j) Rights Under Agreements and Warranties. All rights, claims and benefits of Seller in, to or under any (i) (A) employee confidentiality agreements entered into by Seller and (B) confidentiality or secrecy agreements entered into by Seller with third parties that relate to the use or disclosure of information (the “Confidentiality Agreement Rights”); and (ii) express or implied warranties from the suppliers of goods or services;

(k) Catalogs and Advertising Materials. All promotional and advertising materials, including, without limitation, all catalogs, brochures, plans, supplier lists, manuals, handbooks, equipment and parts lists, dealer and distributor lists, and, subject to Sections 1.2(c) and 7.4, labels and packaging materials;

(l) Purchase Orders. All unfilled purchase and sale orders (including releases of quantities pursuant thereto);

(m) Contracts. Subject to Section 1.2 and 1.3, all rights, benefits and interests of Seller in and to all licenses, leases, contracts, agreements, commitments and undertakings;

(n) Permits. All licenses, permits, approvals, variances, waivers or consents (collectively, the “Permits”), to the extent transferable, issued by any foreign, United States, state or local governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court or instrumentality (collectively, “Governmental Authorities”);

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(p) Goodwill. The goodwill of Seller as a going concern, other than any goodwill relating to the Oxygen Business; and

(q) Miscellaneous. Except for the Retained Assets (as hereinafter defined), all other assets, properties, rights and interests of Seller, of every kind, nature and description, whether tangible or intangible, real, personal or mixed, and wherever situated, including, without limitation, those assets, properties, rights and interests set forth on the Interim Balance Sheet (as hereinafter defined), all of which are to be sold, transferred, conveyed, assigned and delivered to Buyer on the Effective Date pursuant to this Agreement.

1.1A Sale and Transfer of CPR L.P. Assets. Effective as of the Effective Date (as hereinafter defined), Buyer shall purchase and acquire from CPR L.P., and CPR L.P. shall sell, transfer, convey, assign and deliver to Buyer, on a going concern basis, all of the assets, properties, rights and interests of CPR L.P. as the same shall exist as of the Effective Date, and which consist of that certain License Agreement dated as of June 1, 1994, among CPR-Prompt Corporation, a Massachusetts corporation, Donald C. Hutchins, and Seller (as assignee of the original licensee thereunder, County Line Limited Partnership) (the “CPR Prompt License”), and all of the going-concern value of the business of selling products covered by the patents licensed under the CPR Prompt License, and any accounts receivable arising from sales of products covered by such patents (collectively, the “CPR L.P. Assets”);

1.1B Acquired Assets. All of the assets, properties, rights and interests owned, used, occupied or held by or for the benefit of the Seller or CPR L.P. which are to be sold, transferred, conveyed, assigned and delivered by Seller or CPR L.P. to Buyer on the Effective Date as contemplated herein, including without limitation, those described in Sections 1.1(a) through 1.1(s) and Section 1.1A above, but excluding the Retained Assets, are referred to herein collectively as the “Acquired Assets.”

1.2 Retained Assets. Anything in Section 1.1 to the contrary notwithstanding, the following assets (collectively, the “Retained Assets”) shall be retained by Seller, and Buyer shall in no way be construed to have purchased or acquired (or to be obligated to purchase or to acquire) any interest whatsoever in any of the following:

(a) Designated Assets. Any of the assets, properties, rights and/or interests, owned, used, occupied or held by or for the benefit of Seller which are identified on Schedule 1.2(a) hereto (collectively, the “Designated Assets”);

(b) Non-Assigned Contracts. All of the rights and interests, and all of the liabilities and obligations, of Seller in, under or pursuant to any license, lease, contract, agreement, commitment or undertaking which is identified on Schedule 1.2(b) hereto (collectively, the “Non-Assigned Contracts”);

(c) Retained Names. The Retained Names;

(d) Employee Plan Assets. The rights of Seller under, and any funds and property held in trust or any other funding vehicle pursuant to, any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) or any other bonus, stock option, stock appreciation, stock purchase, severance, termination, lay-off, leave of absence, disability, workers compensation, pension, profit sharing, retirement, vacation or holiday pay, insurance, deferred compensation or other employee or welfare benefit plan, agreement or arrangement of Seller applicable to Seller’s past, present or future employees (collectively, “Employee Plans”);

(e) Corporate Records, Treasury Shares, Etc. Seller’s minute books, stock records, stock ledger, corporate seal, tax returns, and other similar books and records originals of which Seller is required to maintain under applicable laws, and any shares of capital stock of Seller held in the treasury of Seller, and all rights of Seller arising under or in connection with this Agreement;

(f) Certain Rights. All rights of Seller under all covenants not to sue, agreements not to assert claims, settlement agreements, and all rights of Seller under all policies of insurance;

(g) Oxygen Business. All shares of capital stock of SOS held by Seller, and all assets, properties, contracts, licenses, rights and interests, whether personal or real, tangible or intangible, which are used or held for use in connection with the Oxygen Business; and

(h) Other Assets. Any assets, rights or properties specifically identified in Schedule 1.2(h) hereto as being retained by Seller or not transferred to Buyer.

(i) CPR Agreements, Etc. Seller’s general partnership interest in CPR L.P., and Seller’s rights, interests and obligations under the Agreement of Limited Partnership of CPR L.P. dated as of September 19, 1994 (the “CPR Partnership Agreement”), and under the Services Agreement dated as of September 19, 1994, between Seller (as assignee of County Line Limited Partnership) and CPR L.P. (the “CPR Services Agreement”).

1.3 Assignability and Consents.

(a) Required Consents. Schedule 1.3(a) sets forth a list of all Acquired Assets, including Contracts, Permits and Lease Agreements, which are non-assignable or non-transferable or cannot be subleased to Buyer without the consent of some other individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company or Governmental Authority (collectively, “Person”), other than any such consent the failure of which to be obtained could not reasonably be expected to result in a material adverse effect on the Business as a whole (collectively, the “Material Consents”). Except with respect to Restricted Contracts (as defined below), Seller shall take, or cause to be taken by others, all commercially reasonable actions required to obtain or satisfy, at the earliest practicable date, all consents, novations, approvals, authorizations, requirements (including filing and registration requirements), waivers and agreements (“Consents”) from any Persons necessary to authorize, approve or permit the full and complete sale, conveyance, assignment, sublease or transfer of the Acquired Assets, and to consummate and make effective the transactions contemplated by this Agreement and to continue such efforts as may be required for up to 180 days after the Effective Date to facilitate the full and expeditious transfer of legal title, or the sublease, as the case may be, of the Acquired Assets; provided, however, that Seller shall not be required to pay any sum of money for, or incur any material expense to obtain, any Consent; provided further, that Seller shall not be required to seek Consents with respect to the assignment of contracts included among the Acquired Assets which are cancelable by the other party(ies) thereto at will or upon notice of thirty (30) days or less (other than assistance with respect to Restricted Contracts as provided in Section 1.3(c)), or which merely provide pay-as-you-go services, or contracts for the purchase by Seller of products or services for which a substitute is readily available on similar terms and pricing. Buyer shall cooperate with Seller in all reasonable respects in obtaining Consents hereunder, including providing Seller with access to the books and records of the Business and the services of the appropriate personnel of Buyer in order to request such Consents.

(b) Nonassignable Items. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an Agreement to sell, convey, assign, sublease or transfer any Acquired Assets, including Contracts, Permits and Lease Agreements, if (i) an attempted sale, conveyance, assignment, sublease or transfer thereof, without the consent of another party thereto or a Governmental Authority would constitute a breach of, or in any way affect the rights of Seller or Buyer with respect to such Acquired Asset and (ii) such consent has not been obtained (“Nonassignable Items”). Seller and Buyer shall each use all reasonable efforts and cooperate in all reasonable respects with each other to obtain and satisfy all Consents and to resolve all impracticalities of sale, conveyance, assignment, sublease or transfer necessary to convey to Buyer all Nonassignable Items, in accordance with Sections 1.3(a) and 1.3(c). If any such Consents are not obtained and satisfied or if an attempted sale, conveyance, assignment, sublease or transfer would be ineffective, Seller shall cooperate with Buyer in any reasonable arrangement designed by Buyer to provide for Buyer the benefits thereunder, including but not limited to having Buyer act as agent for Seller thereunder, or having Seller enforce at Buyer’s expense any and all rights of Seller against the other party thereto, or requiring Seller and its Affiliates promptly to pay to Buyer when received all monies and other items of value received by Seller and such Affiliates under any such Nonassignable Item.

(c) Effect of Certain Cancellations.

(i) As used in this Agreement, the term “Restricted Contract” means a contract of Seller with a customer for the sale of Products and/or Services to such customer, which contract by its terms provides in effect that Seller may not assign its rights thereunder to Buyer without the consent of such customer, provided that no contract is a Restricted Contract for purposes of this Section 1.3(c) if the customer thereunder is Medtronic Inc. or any of its Affiliates.

(ii) For a period of at least 90 days after the Effective Date, Buyer (A) shall perform each Restricted Contract in accordance with the terms thereof, and (B) shall take all commercially reasonable actions required in order to obtain the written consent of the customer under each Restricted Contract to the assignment of such Restricted Contract to Buyer. Seller shall cooperate with Buyer in obtaining such consents hereunder.

(iii) If, within 90 days after Buyer has requested a customer in writing to give such customer’s written consent to the assignment of its Restricted Contract to Buyer, and such customer shall neither have given such consent nor terminated such Restricted Contract, then Buyer may elect, after such 90-day period and before the first anniversary of the Effective Date, to terminate such Restricted Contract by delivering written notice of such termination to such customer and, simultaneously, a copy of such notice to Seller, and such Restricted Contract shall thereupon become a Terminated Contract for purposes hereof. If such Terminated Contract results in an indemnification payment to Buyer hereunder and, during what would have been the remaining term of such Terminated Contract, Buyer or any of its Affiliates sells to such customer any products or services that are the same as or substantially similar to those which were the subject of such Terminated Contract (“Subsequent Sales”), then Seller shall be entitled to reimbursement from Buyer of an amount equal to such indemnification payment by Seller hereunder or the amount of Buyer’s or such Affiliate’s gross profit derived from such Subsequent Sales during such remaining term, whichever is less.

(iv) If, within 12 months after the Effective Date, the customer under a Restricted Contract (which customer has not previously given its written consent to an assignment of such Restricted Contract) shall terminate such Restricted Contract in writing, then such Restricted Contract shall thereupon become a Terminated Contract for purposes hereof, provided that Buyer shall have performed such Restricted Contract in accordance with the terms thereof. If such Terminated Contract results in an indemnification payment to Buyer hereunder and, during what would have been the remaining term of such Terminated Contract, Buyer or any of its Affiliates sells to such customer any products or services that are the same as or substantially similar to those which were the subject of such Terminated Contract, then Seller shall be entitled to reimbursement from Buyer of an amount equal to such indemnification payment by Seller hereunder or the amount of Buyer’s or such Affiliate’s gross profit derived from such Subsequent Sales during such remaining term, whichever is less.

(v) If the total annualized revenues under all Terminated Contracts exceeds $100,000, then Buyer shall be entitled to indemnification pursuant to Section 11.2(a) hereof, solely out of the General Escrow Fund and not from Seller, in an amount equal to the aggregate gross profit which would have accrued to Buyer under all Terminated Contracts over the respective remaining periods thereof had they not been so terminated, but only to the extent, if any, that such gross profit would have derived from annualized revenues under all Terminated Contracts in excess of $100,000 in the aggregate. For purposes of this Section 1.3(c), gross profit and revenue shall be determined in accordance with GAAP on a basis consistent with Seller’s past practice.

ARTICLE II

LIABILITIES

2.1 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, Buyer shall assume, effective as of the Effective Date, and shall thereafter pay, perform and discharge promptly as and when due in accordance with the respective terms thereof, the following, and only the following, liabilities and obligations of Seller (collectively, the “Assumed Liabilities”):

(a) Lease; Contracts. All liabilities and obligations of Seller arising under the terms of the Lease Agreements (other than those relating to Oxygen Business) as well as the other contracts (included under Section 1.1(n)) included among the Acquired Assets, and the CPR Prompt License (collectively, the “Assumed Contracts”) (other than those incurred in connection with the Oxygen Business but only to the extent such liabilities and obligations arise or accrue after the Effective Date in the ordinary and normal course and consistent with the representations, warranties, covenants, obligations and agreements set forth in this Agreement; provided, however, that Buyer shall not assume or be responsible for any such liabilities or obligations which arise from breaches thereof or defaults thereunder by Seller, all of which liabilities and obligations shall constitute Retained Liabilities (as hereinafter defined).

(b) Accounts Payable. Seller’s accounts payable reflected on the Interim Balance Sheet (as defined below) (other than those incurred in connection with the Oxygen Business), and accounts payable incurred by Seller in the ordinary course of business (other than the Oxygen Business) between the date of the Interim Balance Sheet and the Effective Date, in each case to the extent remaining unpaid as of the Effective Date (the “Assumed Accounts Payable”) provided, however, that any and all fees and expenses for professional services and expenses arising out of or in connection with this transaction, whenever incurred, shall not be assumed by Buyer and shall be retained by Seller.

(c) Accrued Expenses. Seller’s accrued expenses arising out of operations in the ordinary course (other than those arising in connection with the Oxygen Business) as reflected on the Interim Balance Sheet, and expenses for such items accrued in the ordinary course of business (other than the Oxygen Business) through the Effective Date in accordance with GAAP, in each case to the extent reflected on the books and records of Seller and remaining unpaid as of the Effective Date, including accruals for state sales and franchise taxes, medical direction, commissions, and warranty charges and fees (the “Assumed Expenses” and, together with the Assumed Accounts Payable, the “Assumed Balance Sheet Liabilities”). The Assumed Expenses shall not include any indebtedness for borrowed money (including indebtedness incurred in the Oxygen Business), or any legal, accounting or financial advisory fees incurred by Seller in connection with the transactions contemplated by this Agreement.

(d) Deferred Revenues. Seller’s deferred revenues arising out of its prepaid contracts in the ordinary course (other than those arising in connection with the Oxygen Business) as reflected on the Interim Balance Sheet and as reported in accordance with GAAP.

(e) Outstanding Orders. Liabilities to Seller’s customers incurred by Seller in the ordinary course of business (other than the Oxygen Business) for nondelinquent orders outstanding as of the Effective Date reflected on Seller’s books (other than liabilities arising out of any breach or default occurring prior to the Effective Date).

(f) Warranty. Liabilities to Seller’s customers under written warranty agreements given by Seller to its customers in the ordinary course of business (other than the Oxygen Business) prior to the Effective Date (other than liabilities arising out of any breach or default occurring prior to the Effective Date, and other than liabilities arising out of any personal injury or damage to property).

2.2 Retained Liabilities. Except as provided in Section 2.1, Seller shall retain, and Buyer shall not assume, or be responsible or liable with respect to, any liabilities or obligations of, Seller whether or not associated with, or arising from, any of the Acquired Assets, and whether fixed, contingent or otherwise, known or unknown (collectively referred to hereinafter as the “Retained Liabilities”), including, without limitation, but subject to Section 2.1, the following:

(a) Pre-Closing. All liabilities and obligations relating to, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, the Business as operated prior to the Effective Date, or the ownership, possession, use, operation or sale or other disposition prior to the Effective Date of any Products and Services or any of the Acquired Assets (or any other assets, properties, rights or interests associated, at any time prior to the Effective Date, with the Business);

(b) Liabilities Relating to the Sale of Acquired Assets. All liabilities and obligations of Seller or any of its Affiliates, or their respective directors, officers, shareholders or agents, arising out of, or relating to, this Agreement or the transactions contemplated hereby, whether incurred prior to, at, or subsequent to the Effective Date, including, without limitation, all finder’s or broker’s fees and expenses, and any and all fees and expenses of any attorneys, accountants or other professionals retained by or on behalf of Seller or any of its Affiliates;

(c) Employee-Related Liabilities. All liabilities and obligations to any persons at any time employed by Seller or its Affiliates or their respective predecessors-in-interest at any time or to any such person’s spouses, children, other dependents or beneficiaries, with respect to incidents, events, exposures or circumstances occurring at any time during the period or periods of any such persons’ employment by Seller or its Affiliates or their respective predecessors-in-interest, whenever such claims mature or are asserted, including, without limitation, all liabilities and obligations arising (i) under any Employee Plans, (ii) under any employment, wage and hour restriction, equal opportunity, discrimination, plant closing or immigration and naturalization laws, (iii) under any collective bargaining laws, agreements or arrangements, or (iv) in connection with any workers’ compensation or any other employee health, accident, disability or safety claims;

(d) Litigation. All liabilities and obligations relating to any litigation, action, suit, claim, investigation or proceeding pending on the date hereof, or constituted hereafter, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, or otherwise relating to, the Business as operated by Seller or any of its Affiliates (or any of their respective predecessors-in-interest), or the ownership, possession, use, operation, sale or other disposition prior to the Effective Date of any Products or any of the Acquired Assets (or any other assets, properties, rights or interests associated, at any time prior to the Effective Date, with the Business);

(e) Product, Environmental and Safety Liability. All liabilities and obligations relating to the Acquired Assets (or any other assets, properties, rights or interests) and connected with, arising out of or relating to (i) any dispute for services rendered or goods manufactured and sold prior to the Effective Date, including, without limitation, product liability claims, and claims for personal injury and property damage, (ii) toxic and hazardous substances (all as hereinafter defined), (iii) claims relating to employee health and safety, including claims for injury, sickness, disease or death of any Person, or (iv) compliance with any laws relating to any of the foregoing;

(f) Taxes. All liabilities and obligations of Seller or any of its Affiliates (or any of their respective predecessors-in-interest) for any Taxes (as hereinafter defined) due or becoming due by reason of (i) the conduct of the Business prior to the Effective Date, or (ii) the ownership, possession, use, operation, purchase, acquisition, sale or disposition prior to the Effective Date of any Products or any of the Acquired Assets, including, without limitation, (A) Taxes attributable to the sale of inventory and employee withholding tax obligations; (B) Taxes imposed on, or accruing as a result of the purchase and sale of the Acquired Assets hereunder; and (C) Taxes attributable to, or resulting from, recapture of depreciation or other tax benefit items, or otherwise arising from the transactions contemplated by this Agreement;

(g) Breach of Agreement. All liabilities and obligations, known or unknown, fixed, contingent or otherwise, the existence of which is a breach of any representation, warranty, covenant, obligation or agreement of Seller set forth in this Agreement or in any of the other documents or agreements contemplated hereby;

(h) Liabilities Relating to Retained Assets. All liabilities and obligations relating to, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, any and all assets, properties, rights and interests which are not being acquired by Buyer hereunder, including, without limitation, the Retained Assets;

(i) Post-Effective Date. All liabilities and obligations incurred by Seller or its Affiliates or their respective directors, officers, shareholders, agents or employees after the Effective Date other than as a result of a breach by Buyer of this Agreement or any of the other documents or agreements contemplated hereby;

(j) Shutdown Costs. Any liabilities or obligations relating to, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, the shutdown of any of the operations and facilities utilized by Seller, including, without limitation, any action which could be construed as a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101-2109 (“WARN”), or any “employment loss,” as defined in WARN, which any employee of Seller or any of its Affiliates may suffer or may be deemed to suffer.

(k) Oxygen Debt. Liability for principal, interest or otherwise for any indebtedness of Seller or SOS incurred in connection with the Oxygen Business and liability arising under any promissory notes or security agreements evidencing or securing any such indebtedness (collectively, the “Oxygen Debt”).

(l) Certain Obligations. All obligations of Seller under all covenants not to sue, agreements not to assert claims, settlement agreements, and all obligations of Seller under all policies of insurance.

(m) CPR Agreements. All obligations of Seller arising under the CPR Partnership Agreement, and all obligations of CPR L.P. or Seller arising under the CPR Services Agreement.

ARTICLE III

PURCHASE PRICE

3.1 Payment.

(a) In full consideration for the transfer of the Acquired Assets, but subject to the escrow procedures described in subsection (b) of this Section 3.1, Buyer shall (i) assume the Assumed Liabilities as of the Effective Date, and (ii) issue and deliver to Seller a total purchase price (the “Purchase Price”) consisting of ten million two hundred fifty thousand (10,250,000) shares of Buyer’s Common Stock, par value $0.001 per share (the “Buyer Shares”). On the Effective Date, Buyer shall deliver to Seller certificates registered in the name of Seller representing 8,200,000 duly authorized, validly issued, fully paid and nonassessable Buyer Shares (the “Closing Share Amount”).

(b) On the Effective Date, Buyer shall allocate from the Buyer Shares to be issued to Seller pursuant to Section 3.1(a), and shall deliver to U.S. Bank (the “Escrow Agent”), into escrow, (i) certificates registered in the name of Seller representing 1,025,000 duly authorized, validly issued, fully paid and nonassessable Buyer Shares (the “General Escrow Shares”), and (ii) certificates registered in the name of Seller representing an additional 1,025,000 duly authorized, validly issued, fully paid and nonassessable Buyer Shares (the “Oxygen Escrow Shares” and, together with the General Escrow Shares, the “Escrow Shares”). The General Escrow Shares shall be received, held and disbursed by the Escrow Agent in accordance with the terms of Article X and of an Escrow Agreement in the form of Exhibit A attached hereto which Buyer, Seller and the Escrow Agent shall execute and deliver on the Effective Date (the “General Escrow Agreement”). The Oxygen Escrow Shares shall be received, held and disbursed by the Escrow Agent in accordance with the terms of Article X and of an Escrow Agreement in the form of Exhibit B attached hereto which Buyer, Seller and the Escrow Agent shall execute and deliver on the Effective Date (the “Oxygen Escrow Agreement” and, together with the General Escrow Agreement, the “Escrow Agreements”).

(c) On the Effective Date, Buyer and Seller shall execute and deliver a

Registration Rights and Lock-up Agreement in the form of Exhibit C attached hereto (the “Registration Rights and Lock-up Agreement”) pursuant to which Buyer shall grant Seller certain registration rights with respect to all of the Buyer Shares included in the Purchase Price, including those deliverable to Seller on the Effective Date and those deliverable to the Escrow Agent on the Effective Date, and under which certain Buyer Shares shall be subject to certain resale limitations, all upon the terms and conditions therein.

3.2 Satisfaction of Certain Indebtedness. On or prior to the Effective Date, Seller shall take such actions as may be required to fully pay, satisfy and discharge all of the indebtedness of Seller, if any, listed or described on Schedule 3.2 and to secure the release as of the Effective Date of all Liens, if any, on the Acquired Assets relating thereto.

3.3 Purchase Price Allocation. The Purchase Price represents the amount agreed upon by the parties to be the aggregate fair market value of the Acquired Assets for purposes of Section 1060 of the Code, and shall be allocated among the Acquired Assets in accordance with the fair market values of the Acquired Assets, which the parties have agreed are or shall be as set forth on the Schedule 3.3 which shall be reasonably prepared by Buyer from the books and records of Seller on a basis consistent with the accounting and tax methods, conventions and procedures employed by Seller prior to the Effective Date, submitted by Buyer to Seller within 30 days after the Effective Date, for (and shall be subject to) Seller’s review and written approval (which shall not be unreasonably withheld) and shall thereupon be attached to this Agreement as Schedule 3.3. Any excess of the Purchase Price, as so adjusted, over the fair market value of such assets shall be allocated to goodwill and identifiable intangibles as may be determined by Buyer. As part of its preparation of Schedule 3.3, Buyer shall determine and state separately therein the fair market value of the CPR L.P. Assets as a whole as set forth in Section 1.1A. Each of the parties shall report the purchase and sale of the Acquired Assets, including, without limitation, in all Federal, foreign, state, local and other Tax returns and reports prepared and filed by or for either of Seller and Buyer, in accordance with the allocation finally set forth on such Schedule 3.3, unless otherwise specifically required by law.

ARTICLE IV

CLOSING

4.1 General. As used in this Agreement, the “Closing” shall mean the time at which Seller consummates the sale, assignment, transfer and delivery of the Acquired Assets to Buyer as provided herein by the execution and delivery by Seller of the documents and instruments referred to in Section 4.2 against delivery by Buyer of the documents and payments provided in Sections 3.1 and 4.3, and Seller, Buyer and the other Persons referred to herein deliver the additional documents referred to in Sections 4.4 and 4.5. The Closing shall take place simultaneously with the execution and delivery of this Agreement by the parties hereto on the Effective Date, by the exchange of executed counterparts via telecopier or electronic mail on the Effective Date (with executed original counterparts to be delivered forthwith upon such exchange by Federal Express). Legal title, equitable title and risk of loss with respect to the Acquired Assets shall not pass to Buyer until the Acquired Assets are transferred at the Closing, which transfer, once it has occurred, shall be deemed effective for tax, accounting and other computational purposes as of 12:01 A.M. (Pacific Time) on the Effective Date.

4.2 Documents to be Delivered by Seller. At the Closing, Seller shall deliver to Buyer:

(a) Copies of (i) the resolutions of the Boards of Directors of Seller, authorizing and approving this Agreement and all other transactions and agreements contemplated hereby, (ii) Seller’s Certificate of Incorporation, and (iii) Seller’s Bylaws, all certified by the corporate Secretary or Assistant Secretary of Seller to be true, correct, complete and in full force and effect and unmodified as of the Effective Date;

(b) Two bills of sale, one duly executed by Seller and the other duly executed by CPR L.P., transferring the Acquired Assets to Buyer, free and clear of any and all liens, equities, claims, prior assignments, mortgages, charges, security interests, pledges, conditional sales contracts, collateral security arrangements and other title retention arrangements, restrictions or encumbrances whatsoever (collectively, “Liens”);

(c) An opinion, dated as of the Effective Date, of Calfee, Halter & Griswold LLP, counsel to Seller, addressed to Buyer, in the form attached hereto as Exhibit D;

(d) Instruments of assignment to Buyer of all trademarks, domain names, trade names, service marks, copyrights and patents (and all applications for, and extensions and reissuances of, any of the foregoing and rights therein) identified on Schedule 1.1(h);

(e) The certificate required by Section 6.1(g);

(f) Good standing certificates (in long form, where available) for Seller from the Delaware Secretary of State and from the secretaries of state or other appropriate franchise tax authorities in each jurisdiction in which Seller is qualified to do business as a foreign corporation, dated not more than ten days prior to the Effective Date;

(g) An incumbency certificate of the officers of Seller;

(h) Releases, including, without limitation, termination statements under the Uniform Commercial Code of any financing statements filed against any Acquired Assets,

evidencing discharge, removal and termination of all Liens to which the Acquired Assets are subject in connection with the indebtedness, if any, described in Schedule 3.2 which releases shall be effective at or prior to the Effective Date, together with evidence satisfactory to Buyer that the indebtedness, if any, described on such Schedule shall have been satisfied and extinguished;

(i) Such other deeds, bills of sale, endorsements, assignments, affidavits, and other good and sufficient instruments of sale, assignment, conveyance and transfer (including, without limitation, such affidavits, releases and other instruments necessary for the issuance of the Title Insurance Policies) in form and substance reasonably satisfactory to Buyer and its counsel, as are required to effectively vest in Buyer good and marketable title in and to all of the Acquired Assets, free and clear of any and all Liens;

(j) Effective possession of all contracts still effective on the Effective Date and all expired and terminated contracts which have provisions surviving such expiration and/or termination; and

(k) Instruments of assignment to Buyer of all Lease Agreements set forth on Schedule 1.1(g).

4.3 Documents to be Delivered by Buyer. On the Effective Date, Buyer shall deliver to Seller and, in the case of Section 4.3(f), to CPR L.P.:

(a) A copy of (i) the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and all other transactions and agreements contemplated hereby, (ii) Buyer’s Certificate of Incorporation, and (iii) Buyer’s Bylaws, all certified by the Secretary of Buyer to be true, correct, complete and in full force and effect and unmodified as of the Effective Date;

(b) The certificate required by Section 6.2(f);

(c) An opinion, dated the Effective Date, of Stradling Yocca Carlson & Rauth, counsel to Buyer, addressed to Seller, in the form attached hereto as Exhibit E;

(d) A long-form good standing certificate for Buyer from the Secretary of State of Delaware, dated not more than ten days prior to the Effective Date;

(e) An Incumbency Certificate of the officers of Buyer;

(f) An Instrument of Assumption of the Assumed Liabilities to each of Seller and CPR L.P.; and

(g) The certificate or certificates representing the 8,200,000 Buyer Shares deliverable to Seller on the Effective Date pursuant to Section 3.1(a) with the appropriate restrictive legends.

4.4 Documents to be Delivered by Buyer and Seller. On the Effective Date, Buyer and Seller shall execute and deliver:

(a) The Registration Rights and Lock-up Agreement.

4.5 Other Documents to be Delivered. On the Effective Date:

(a) Buyer, Seller and Escrow Agent shall execute and deliver the Escrow Agreements;

(b) Buyer shall deliver to the Escrow Agent the certificates representing the Escrow Shares pursuant to Section 3.1(b);

(c) Buyer, Seller and specified officers of Seller shall execute and deliver the Conditions of Employment Agreements.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of Seller. Subject only to those exceptions and qualifications listed and described (including an identification by section reference to the representations and warranties to which such exceptions and qualifications relate) on the Disclosure Schedule attached to this Agreement, the Seller hereby represents and warrants to Buyer that:

(a) Organization and Standing; Power and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to operate the Business, to own or lease the Acquired Assets, to carry on the Business as now being conducted, and to enter into and perform this Agreement and the transactions and other agreements and instruments contemplated by this Agreement. Except as disclosed on Schedule 5.1(a), Seller has no subsidiary corporations, owns no interest, direct or indirect, in any other business enterprise, firm or corporation, and is the only business enterprise, firm or corporation through which the Business (or any business competing with or similar to the Business) is conducted, or which owns, leases or uses assets related to the Business. Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or lease of the Acquired Assets or the operation of the Business requires such qualification, except where any failure to be so qualified would not result in a Material Adverse Effect. This Agreement and all other agreements and instruments executed and delivered or to be executed and delivered by Seller in connection herewith (collectively, the “Transaction Documents”) have been, or upon execution thereof will be, duly executed and delivered by Seller. The Transaction Documents have been duly approved by the Board of Directors of Seller, and, subject to the approval of the stockholders of Seller in accordance with Delaware law, constitute or will upon execution and delivery constitute the valid and binding obligations of Seller, enforceable in accordance with their respective terms.

(b) Certificate and By-Laws. The copies of the Certificate of Incorporation of Seller, certified by the Secretary of State of Delaware, and the By-Laws of Seller, included in the Schedule 5.1(b) attached to this Agreement are true, correct and complete as of the Effective Date.

(c) Conflicts; Defaults. Neither the execution and delivery of the Transaction Documents nor the performance by Seller of the transactions contemplated hereby or thereby, will (i) violate, conflict with, or constitute a default under, any of the terms of Seller’s Certificate of Incorporation, or Seller’s By-Laws, or, except as set forth on Schedule 5.1(c), any provisions of, or result in the acceleration of any obligation under, any material contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement or instrument, including, without limitation, the Contracts, or any order, judgment or decree, relating to the Business or the Acquired Assets, or by which Seller or the Acquired Assets are bound, (ii) result in the creation or imposition of any Liens or Claims (as hereinafter defined) in favor of any third Person or entity upon any of the Acquired Assets, (iii) violate any law, statute, judgment, decree, order, rule or regulation of any Governmental Authority, (iv) constitute an event which, after notice or lapse of time or both, would result in such violation, conflict, default, acceleration, or creation or imposition of Liens or Claims, (v) constitute an event which, after notice of lapse of time or otherwise would create, or cause to be exercisable or enforceable, any option, agreement or right of any kind to purchase any of the Acquired Assets. Except as set forth on Schedule 5.1(c), no consent, novation, approval, filing or authorization will be required to be obtained or satisfied for the continued performance by Buyer following the Effective Date of any contract, agreement, commitment or undertaking included in the Acquired Assets, the failure of which to be obtained would result in a Material Adverse Effect. Seller is not in violation of or in default under its Certificate of Incorporation or Bylaws, or any provision of any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement or instrument, including without limitation, the Contracts, or any order, judgment or decree, relating to the Business or the Acquired Assets, or by which Seller or the Acquired Assets is bound, or in the payment of any of Seller’s monetary obligations or debts relating to the Business, and there exists no condition or event which, after notice or lapse of time or both, would result in any such violation or default. For purposes of this Agreement the term “Material Adverse Effect” is deemed to mean claims reasonably expected to result in liability greater than $25,000 individually and $50,000 collectively.

(d) Acquired Assets; Title to the Acquired Assets. Except for the Retained Assets, the Acquired Assets are the only assets, properties, rights and interests used by Seller in connection with the Business. The Acquired Assets to be conveyed to Buyer under this Agreement constitute all of the assets, properties, rights and interests necessary to conduct the Business in substantially the same manner as conducted by Seller prior to the date of this Agreement. All of the Acquired Assets used in connection with the operation of the Business (including, without limitation, the material tangible assets reflected on the Interim Balance Sheet) are in good operating condition and repair and are adequate and sufficient for the uses to which they are being put in the Business prior to the Effective Date, subject to normal wear and tear and routine maintenance in the ordinary course of business. Seller has good, marketable and exclusive title to, and the valid and enforceable power and unqualified right to use and transfer to Buyer, each of the Acquired Assets, whether located at the Seller’s facilities or at the facilities of its customers or suppliers, and the Acquired Assets are free and clear of all Liens and Claims of any kind or nature whatsoever, except for Permitted Liens (as hereinafter defined). The consummation of the transactions contemplated by this Agreement (including, without limitation, the transfer or assignment of the Acquired Assets, and all rights and interests therein, to Buyer as contemplated herein) will not adversely affect such title or rights, or any terms of the applicable agreements (whether written or oral) evidencing, creating or granting such title or rights, subject to the obtaining of such consent as may be required by the terms of any contract included among the Acquired Assets with respect to the assignment thereof to Buyer hereunder. None of the Acquired Assets are subject to, or held under, any mortgage, security agreement, conditional sales contract or other title retention agreement, other than operating leases or capitalized leases disclosed in Schedule 5.1(d) hereto. Seller has the right under valid and existing leases to occupy, use or control all properties and assets leased by it and included in the Acquired Assets in the manner in which Seller has been doing so prior to the Effective Date. The delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good, marketable and exclusive title (as to all Acquired Assets owned by Seller) or full right to possess and use (as to all Acquired Assets not owned by Seller) to the Acquired Assets in Buyer, free and clear of all Liens and Claims of any kind or nature whatsoever, except for (i) current real estate Taxes or governmental charges or levies which are a Lien but not yet due and payable, (ii) Liens disclosed as securing specified liabilities on the Year-End Balance Sheet or the Interim Balance Sheet and notes thereto with respect to which no default exists, (iii) Liens disclosed on Schedule 5.1(d) attached hereto, and (iv) minor imperfections of title, if any, none of which are substantial in amount, or materially detract from the value or impair the use of the property subject thereto or the operation of the Business and which have arisen only in the ordinary and normal course of business consistent with past practice (the Liens described in clauses (i), (ii), (iii) and (iv) being collectively referred to herein as “Permitted Liens”).

(e) Real Property. Schedule 1.1(f) and 1.1(g) hereto contain a true, correct and complete list of all instruments and agreements creating any interest or right in real property relating to the Business, or owned, leased or occupied by Seller, and all easements, buildings, structures, fixtures and improvements. True, correct and complete copies of the instruments and agreements identified in such Schedules have been made available to Buyer. Each such instrument and agreement is in full force and effect and, is a legal, binding, and enforceable obligation of Seller and, to the knowledge of Seller, each other party thereto, and no event has occurred which constitutes or, with the giving of notice or passage of time, or both, would constitute a material default or breach thereunder by Seller. Seller has the right to quiet enjoyment of all real property subject to leaseholds under any such instruments, for the full term of each such lease and any renewal option related thereto. There has been no disturbance of or challenge to the Seller’s quiet possession under each such lease. Neither the whole nor any portion of any real property leased or occupied by Seller has been condemned, requisitioned or otherwise taken by any Governmental Authority, and, to the knowledge of Seller, no such condemnation, requisition or taking is threatened or contemplated. All buildings, structures, fixtures and appurtenances comprising part of the real properties of Seller, are adequate and suitable for the purposes to which they are being put by Seller prior to the Effective Date.

(f) Lease. The Lease Agreements set forth on Schedule 1.1(g) have not, except as indicated on such Schedule, been modified, altered, terminated or revoked, and are in full force and effect. Seller, as the present tenant or sublandlord under the aforesaid Lease Agreements, is not in default under, or in breach of, any of the terms of the Lease Agreements in any material respect, and there are no existing facts or conditions which could give rise to any such breach or default by Seller, or any claim against Seller, under the Lease Agreements.

(g) Contracts. Schedule 5.1(g) hereto contains a complete list or description of (i) each license, contract, agreement, commitment and undertaking (whether written or oral) (A) relating to the Business and to which Seller or CPR L.P. is a party (1) which involves the purchase of inventories or the sale of Products and Services, and involves aggregate future payments in excess of $10,000, or which extends for a period of more than three (3) months, or (2) which does not involve the purchase of inventories or the sale of Products and Services, and involves aggregate future payments in excess of $10,000 or extends for a period of more than three (3) months, (B) between Seller and any distributors, manufacturers’ agents or selling agents used or retained in connection with the Business, or pursuant to which Seller sells or distributes Products and/or Services, in each case described in this subsection (B) regardless of the size or term or such licenses, contracts, agreements, commitments and undertakings, (ii) each loan or credit agreement, security agreement, guaranty, indenture, mortgage, pledge or other agreement or instrument evidencing indebtedness of Seller, to which Seller is a party, (iii) any conditional sale or other title retention agreement, equipment obligation, or lease purchase agreement involving (in the aggregate) amounts in excess of $1,000 individually and $10,000 in the aggregate relating to the Business and to which Seller is a party, (iv) any power of attorney given by Seller to any Person, firm or corporation or otherwise relating to the Business or the Acquired Assets, (v) any non-competition, restrictive covenant or other agreement that restricts Seller or any other entity from conducting the Business anywhere in the world, (vi) each contract, agreement, commitment or undertaking presently in effect, whether or not fully performed, between Seller and any current or former officer, director, consultant or other employee (or group thereof) retained or employed in connection with the Business, or any current or former shareholder (or group of shareholders) of Seller, and (vii) any other contract, agreement, commitment or undertaking which, in the Seller’s reasonable good faith judgment, is material to the condition (financial or otherwise), results of operations, properties, assets, liabilities or business of the Business (the items described in clauses (i) through (vii) being herein collectively referred to as the “Contracts”). Seller and CPR L.P. have performed in all material respects all obligations required to be performed by them, respectively, to date under the Contracts, and neither Seller nor CPR L.P., nor, to the knowledge of Seller (except as set forth in Schedule 5.1(l)), any other party to any Contract has breached in any material respect or improperly terminated any Contract or is in default in any material respect under any Contract by which it is bound, and there exists no condition or event which after notice or lapse of time or both, would constitute any such breach, termination or default. Except as set forth on Schedule 5.1(g), neither Seller nor CPR L.P. is a party to, and the Business does not involve, any contracts, agreements, commitments or undertakings which are subject to the Federal Acquisition Regulations, Chapter 48 of the Code of Federal Regulations and all agency supplements thereto, the Cost Accounting Standards set forth in Chapter 4 of the Code of Federal Regulations, or the Cost Principles set forth in Chapter 31 of the Code of Federal Regulations. To the knowledge of Seller, each of the Contracts is in full force and effect and, assuming the same is a legal, binding and enforceable obligation of or against each party thereto other than Seller or CPR L.P., is a legal, binding and enforceable obligation of Seller or CPR L.P., respectively. Except as set forth on Schedule 5.1(g), Seller does not have, in connection with the Business, outstanding Contracts, including Contracts with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers, that are not cancellable by Seller on notice of not longer than 30 days without liability, penalty or premium. Any other provision of this Agreement notwithstanding, Seller makes no representation or warranty that any customer or supplier of the Business prior to the Effective Date will continue or be willing to continue to do business with Buyer after the Effective Date.

(h) Financial Statements. Attached hereto as Exhibit F are the following financial statements (collectively, together with the notes thereto, the “Financial Statements”):

(i) the unaudited Balance Sheet of Seller (the “Interim Balance Sheet”) as of August 31, 2003 (the “Balance Sheet Date”), and the unaudited Statement of Income of Seller for the eight (8) months ended August 31, 2003 (collectively, together with any accompanying description of audit adjustments thereto, the “Interim Financial Statements”);

(ii) (A) the unaudited Balance Sheet (the “Year-End Balance Sheet”) of Seller as of December 31, 2002, the unaudited Statement of Income for the year ended December 31, 2002, and the unaudited Statement of Cash Flows for the year ended December 31, 2002 (collectively, the “Year-End Financial Statements”), and (B) the audited Balance Sheet of Seller as of December 31, 2001, the audited Statement of Income for the year ended December 31, 2001, and the audited Statement of Cash Flows for the year ended December 31, 2001, together with the footnotes thereto and the report thereon by Deloitte LLP, certified public accountants (collectively, the “Audited Financial Statements”);

(iii) Each of the Financial Statements is prepared from the books and records kept by Seller for the Business and fairly presents, in all material respects, the financial position of Seller as of the date thereof and the results of Seller’s operations and Seller’s cash flows for the period then ended in accordance with generally accepted accounting principles consistently applied (“GAAP”), except, in the case of the Year-End Financial Statements and the Interim Financial Statements, for the absence of footnotes and other presentation items required by GAAP and, in the case of the Interim Financial Statements, for the absence of normal recurring year-end adjustments which would not be material in the aggregate, and except as otherwise disclosed on Schedule 5.1(h)(iii) hereto. Except as set forth in the Schedule 5.1(h)(iii), since the Balance Sheet Date there has been no material adverse change in the condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects of Seller or any event or condition of any character which has materially and adversely affected, or which is reasonably likely to materially and adversely affect, the condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects of Seller. The Interim Balance Sheet reflects all properties and assets, real, personal or mixed, which are currently used in connection with the Business and required to be reflected on a balance sheet prepared in accordance with GAAP.

(i) Liabilities. Seller has no liabilities or obligations of a kind required to be reflected in financial statements prepared in accordance with GAAP, whether absolute, accrued, contingent or otherwise, related to or connected with the Business or the Acquired Assets, including, without limitation, liabilities for Taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable conditions or occurrences, or from write-downs or write-offs of assets (including Inventories and Accounts Receivable), except for those (i) reflected or reserved against in the Interim Financial Statements, or (ii) incurred or accrued since the Balance Sheet Date in the ordinary and normal course of the Seller’s business, or (iii) set forth on Schedule 5.1(i) hereto, or (iv) otherwise fairly disclosed in this Agreement or the Schedules hereto.

(j) Accounts Receivable; Collection; Trade Payables. The accounts receivable reflected on the Interim Balance Sheet and accounts receivable arising after the date of the Interim Balance Sheet and reflected on the books and records of Seller represent valid obligations arising from sales actually made or services actually performed. The accounts receivable reflected on the Interim Balance Sheet are stated thereon in accordance with GAAP, including allowances for doubtful accounts that are sufficient under GAAP. To the knowledge of Seller, none of such accounts receivable is subject to any valid contest, claim or right of setoff other than returns, discounts or credits in the ordinary course of business. Schedule 5.1(j) sets forth an aged listing by Customer of the Accounts Receivable that are outstanding as of October 16, 2003. Seller has not experienced or suffered undue delay in its payment of its liabilities and obligations to its trade creditors (including suppliers) or trade debt.

(k) Inventories. All of the Inventories are of a quality and quantities usable in the ordinary and normal course of business, and there are no damaged or obsolete items or items of below standard quality included therein, except with respect to which adequate reserves have been set forth on the Interim Balance Sheet. The Inventory is valued on the Interim Balance Sheet on a first-in first-out basis and such value reflects writeoffs or writedowns for damaged or obsolete items, or items of below standard quality, in accordance with the historical inventory policy and practices of Seller, a complete and accurate description of which is included in the Financial Statements. The Inventory is not (as of the date hereof) excessive in kind or amount in light of the ordinary and normal course of conduct and reasonably anticipated needs of the Business. Set forth on Schedule 5.1(k) is a copy of Seller’s perpetual inventory report as of the dates set forth in such report.

(l) Litigation. Except as set forth on the Schedule 5.1(l) Seller is not subject to any order of, or written agreement or memorandum or understanding with, any Governmental Authority, and there exists no litigation, action, suit, claim or proceeding pending, or, to the knowledge of Seller, any litigation, action, suit, investigation, claim or proceeding threatened against or affecting Seller, the Business or the Acquired Assets, or any employee associated with the Business or the Acquired Assets, or which would affect the transactions contemplated by this Agreement, at law or in equity or before any Governmental Authority, including, without limitation, claims for product warranty, product liability, anti-trust, unfair competition, price discrimination or other liability or obligation relating to Products, whether manufactured or sold by Seller or any of its predecessors-in-interest in respect of the Business, or which would adversely affect the transactions contemplated by this Agreement. Set forth on Schedule 5.1(l) is a description of (i) all litigation, actions, suits, investigations, claims and proceedings asserted, brought or threatened against Seller or predecessors-in-interest in respect of the Business during the five-year period preceding the Effective Date, together with a description of the outcome or present status thereof, and (ii) all judgments, orders, decrees, writs or injunctions entered into by or against Seller.

(m) Suppliers. Seller is not involved in any material controversy with any of the suppliers to the Business. Schedule 5.1(m) sets forth a true, correct and complete list of (i) Seller’s suppliers which, during the nine (9) months ended September 30, 2003, individually accounted for $10,000 or more of Seller’s orders for the purchase of raw materials, supplies, equipment or parts. Except for the suppliers listed in Schedule 5.1(m), Seller has not had any supplier from whom it purchased more than 5% of the goods or services purchased by Seller during the period from January 1, 2003 to September 30, 2003. Seller has not been advised in writing by any supplier listed on Schedule 5.1(m) that such supplier was or is intending to terminate its relationship with Seller.

(n) Regulatory Compliance. Except as set forth on the Schedule 5.1(n) the Business has been conducted, the Acquired Assets have been maintained and Seller is currently in compliance in all material respects with all applicable laws (including, without limitation, all laws relating to zoning, building codes, civil rights, occupational health and safety, antitrust, consumer protection, currency exchange, equal opportunity, pensions, securities and trading-with-the-enemy). Seller is not in default under, and to the knowledge of Seller no event has occurred which, with the lapse of time or action by a third party, could result in default under, the terms of any judgment, decree, order, writ or injunction of any Governmental Authority, whether at law or in equity, by which Seller is bound.

(o) Brokers, Finders and Agents. Seller is not directly or indirectly obligated to anyone acting as a broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

(p) Intellectual Property. Schedule 5.1(p) attached hereto sets forth a complete and correct list (with an indication of the record owner and identifying number) of all patents, trademarks, service marks, trade names, domain names, and copyrights for which registrations have been obtained (and all pending and examined applications for, or extensions, divisions, continuations, continuations-in-part or reissuances of, any of the foregoing) which are owned by Seller. True, correct and complete copies of such patents, trademarks, service marks, trade names, domain names, and copyrights (and all pending and examined applications for, or extensions, divisions, continuations, continuations in-part, or reissuances of, any of the foregoing) identified on such Schedule have been delivered to Buyer. Except as set forth in Schedule 5.1(p), Seller is the sole owner and has the exclusive right to use, free and clear of any payment, restriction or encumbrance, all such patents, trademarks, service marks, trade names, domain names and copyrights. Except as set forth in Schedule 5.1(p), no patents, trademarks, service marks, trade names, domain names, and copyrights (or pending and examined applications for, or extensions, divisions, continuations, continuations-in-part or reissuances of any of the foregoing) which are or have been used in the conduct of, or which relate to, the Business are owned otherwise than by Seller. There is no claim or demand of any Person pertaining to, or any proceedings which are pending or, to the knowledge of Seller, threatened, which challenge (i) the exclusive rights of Seller in respect of any patents, trademarks, service marks, trade names, domain names or copyrights (or pending and examined applications for, or extensions or reissuances of, any of the foregoing) which are owned by Seller, or (ii) the rights of Seller in respect of any processes, formulas, confidential information, trade secrets, software, know-how, engineering data, software technology or other intellectual property are owned by Seller. Except as set forth in Schedule 5.1(p), no patent, trademark, service mark, trade names, domain names, copyright, process, formulas, software, confidential information, trade secret, know-how, engineering data, technology or other intellectual property which is owned by Seller is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any Governmental Authority or any contract, agreement, commitment or undertaking with any Person, or infringes or, to the knowledge of Seller, is being infringed by others or is used by others (whether or not such use constitutes infringement). To the knowledge of Seller, the Business does not involve employment of any Person in a manner which violates any non-competition or non-disclosure agreement which such Person entered into in connection with any former employment. All patents, trademarks, service marks, trade names, domain names or copyrights (or pending and examined applications for, or extensions, divisions, continuations, continuations-in-part, or reissuances of, any of the foregoing) or processes, formulas, confidential information, trade secrets, know-how, engineering data, technology or other intellectual property, or rights thereto, owned or held, directly or indirectly by any officer, director, shareholder, employee or any Affiliate of Seller which are used in the Business have been, or prior to the Effective Date will have been, duly and effectively transferred to Seller. Set forth on Schedule 5.1(p) is a description of all litigation, actions, suits, investigations, claims and proceedings, asserted, brought or threatened against the Seller within the five years preceding the date hereof, together with a description of the outcome or present status thereof, relating to any patent, trademark, service mark, trade name, domain name, copyright, process, formula, confidential information, trade secret, know-how, engineering data, technology or other intellectual property. Seller is not engaged in any research or development activities involving reverse engineering, or in other development or production of products based upon designs or attributes of products manufactured or sold by Persons other than Seller. To the knowledge of Seller, (i) none of Seller’s Products and Services, past and present, (ii) none of the Acquired Assets, and (iii) none of the methods used by Seller to make products infringe, or has infringed, any patent owned by a third party. Seller has not been notified in writing that any of Seller’s products (past and present), the Acquired Assets or none of the methods used by Seller infringe any third party’s copyright, trademark, service mark, trade name, domain name or trade secret.

(q) Permits. Schedule 5.1(q) attached hereto contains a true, correct and complete list of all material Permits issued to Seller. Seller has, and is in full compliance with, all Permits which are necessary or required for the operation of the Business as it is currently being operated and its present activities on its properties and facilities, all of which Permits are in full force and effect. Seller’s operation of the business does not violate in any material respect any law, regulation or order of any Governmental Authority.

(r) Employee Relations; Collective Bargaining Agreements. There are no material controversies, including strikes, disputes, slowdowns or work stoppages, pending, or to the knowledge of Seller, threatened which involve any employees employed in connection with the Business. Seller has complied and is complying in all material respects with all laws relating to the employment of labor, including, without limitation, any provision thereof relating to wages, hours, collective bargaining, employee health, safety and welfare, and the payment of social security and similar taxes. Seller has not experienced any material labor difficulties, including, without limitation, strikes, slowdowns, or work stoppages, within the five-year period preceding the date hereof. Seller is not a party to any collective bargaining or union contract, and to the knowledge of Seller, there exists no current union organizational effort with respect to any of Seller’s employees. Seller is in full compliance with the federal WARN Act and any applicable state plant-closing laws.

(s) Employees and Employee Plans. Schedule 5.1(s) attached hereto contains a true and complete list of (a) all employees of the Business as of the Effective Date, together with a description of their respective job titles, and (b) all Employee Plans and employment Contracts. Neither Seller nor any officers, directors, shareholders, employees or agents of Seller have taken any action directly or indirectly to obligate Seller to institute any Employee Plan applicable to employees of the Business other than those Employee Plans set forth in such Schedule, or to amend any such Employee Plan.

Each Employee Plan maintained or contributed to, currently or in the past, by Seller (or by any other corporation or trade or business the employees of which, together with the employees of Seller, are required by any of the rules contained in ERISA or the “Code” to be treated as if they were employed by a single employer) that is a group health plan (as such term is defined in Section 5000(b)(1) of the Code) has been operated in full compliance with the continuation overage requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.

Additionally, each such Employee Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(t) Environmental and Safety Matters. Except as set forth in Schedule 5.1(t) Seller has complied with, and the operation of the Business and the use and ownership of the Acquired Assets by Seller, are in compliance with all federal, state and local statutes, laws, ordinances, rules, regulations and orders relating to the protection of human health and safety, natural resources or the environment, including, but not limited to, air pollution, water pollution, noise control, on-site or off-site hazardous substance discharge, disposal or recovery, toxic or hazardous substances, training, information and warning provisions relating to toxic or hazardous substances, and employee safety relating to the Business or the Acquired Assets (collectively the “Environmental Laws”); and no written notice of violation of any Environmental Laws or of any permit, license or other authorization relating thereto has been received by or threatened in writing against Seller in connection with the Business, and to the knowledge of Seller, there is no factual basis for the giving of any such notice. Seller has not received any written notice or claim to the effect that Seller or the Business is or may be liable to any governmental authority or private party as a result of the release or threatened release of any toxic or hazardous substances in connection with the conduct or operation of the Business, and to the knowledge of Seller, there are no facts or circumstances that could reasonably be expected to give rise to such a claim. To the knowledge of Seller, none of the operations of Seller’s Business or Seller and none of the Acquired Assets is the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release or a threatened release of any toxic or hazardous substances at any real properties leased, used or operated by Seller in connection with the Business or any other operations or activities of Seller. Seller has not, in connection with the conduct or operation of the Business, disposed, or had disposed of on its behalf, toxic or hazardous substances except in compliance with applicable Environmental Laws. For the purposes of this Agreement, “toxic or hazardous substances” shall include any material, substance or waste that, because of its quantity, concentration or physical or chemical characteristics, is deemed under any federal, state, local or regional statute, law, ordinance, regulation or order, or by any governmental agency pursuant thereto, to pose a present or potential hazard to human health or safety or the environment, including, but not limited to, (i) any material, waste or substance which is defined as a “hazardous substance” pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. § 9601, et seq.), as amended, and its related state and local counterparts, (ii) asbestos and asbestos containing materials and polychlorinated biphenyls, and (iii) any petroleum hydrocarbon including oil, gasoline (refined and unrefined) and their respective constituents and any wastes associated with the exploration, development or production of crude oil, natural gas or geothermal energy.

(u) Changes in Circumstances. Except as disclosed in the Schedule 5.1(u) since the Balance Sheet Date, Seller has not (i) sold, transferred or otherwise disposed of any properties or assets outside the ordinary and normal course of business or for less than fair market value; (ii) mortgaged, pledged or subjected to any Lien, any of the Acquired Assets; (iii) acquired any property or assets outside the ordinary and normal course of business; (iv) sustained any material damage, loss or destruction of or to the Acquired Assets (whether or not covered by insurance); (v) entered into any transaction, or otherwise conducted the Business, other than in the ordinary and normal course; (vi) granted any salary increase or bonus or permitted any advance to any officer, director or employee, instituted or granted any general salary increase to the employees of Seller or entered into any new, or altered or amended any existing, Employee Plan or any employment or consulting agreement; (vii) made any borrowing, whether or not in the ordinary and normal course of business, issued any commercial paper or refinanced any existing borrowings; (viii) paid any obligation or liability (fixed or contingent), other than in the ordinary and normal course of business, discharged or satisfied any Lien, or settled any claim, liability or suit pending or threatened; (ix) entered into any licenses or leases; (x) made any loans or gifts; (xi) modified, amended, cancelled or terminated any contracts or commitments under circumstances which, to the knowledge of Seller, would materially and adversely affect the condition (financial or otherwise), results of operations, business, properties, assets, liabilities or prospects of Seller; (xii) declared or paid, or become obligated to declare or pay, any dividend or disbursed or become obligated to disburse cash except in the ordinary and normal course; (xiii) made capital expenditures or commitments in excess of an aggregate of $25,000 for additions to property, plant or equipment; (xiv) written down, or have been required by GAAP to write down, the value of any Inventory, or written off as uncollectible any notes or Accounts Receivable or any portion thereof, except to the extent of any reserves reflected on the Interim Balance Sheet; (xv) cancelled any other debts or claims or waived any rights of substantial value other than in the ordinary course of business; (xvi) made any material change in any method of accounting or accounting practice; (xvii) paid, accrued or incurred, other than in the ordinary course of business, any management or similar fees to any Related Party (as hereinafter defined) or made any other payment or incurred any other liability to a Related Party or paid any amounts to or in respect of, or sold or transferred any assets to, any company or other entity, a substantial portion of the equity ownership interest of which is owned by Seller or a Related Party individually or as a group; (xviii) suffered any change in the condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects of Seller, except for usual and normal changes in the ordinary course of business which have not, individually or in the aggregate had a Material Adverse Effect; or (xix) agreed to, or obligated itself to, do anything identified in (i) through (xviii) above. For purposes of this Agreement, a “Related Party” is any trust, corporation or any other entity in which Seller or any of its Affiliates has a material interest.

(v) Taxes.

(i) Seller has prepared and duly filed or caused to be duly filed all Tax Returns required to be filed with any Governmental Authority. All Taxes owed to any Governmental Authority by Seller, and all claims, demands, assessments, judgments, costs and expenses connected therewith, have been paid in full (whether or not shown on any Tax Return), other than any Taxes which are not yet due or which, if due, are not yet delinquent, or are being contested in good faith by appropriate proceedings, and for which adequate reserves are reflected in the face of the Interim Financial Statements as adjusted for the passage of time through the Effective Date in accordance with the past custom and practice of the Seller in filing its Tax Returns. Seller is not the current beneficiary of any extension of time within which to file any Tax Return. Seller is not a party to any action or proceeding, nor to the knowledge of Seller, is any such action or proceeding contemplated or threatened, for the assessment or collection of any Taxes, and no deficiency notices or reports have been received by Seller in respect of any Tax which have not been paid in full or otherwise finally resolved. No Tax Returns of Seller have been audited by any such Governmental Authority, except for those set forth in Schedule 5.1(v).

(ii) Through the date hereof, Seller does not have any liability for Taxes in excess of the amount reserved or provided for on the face of the Interim Balance Sheet (but excluding, for this purpose only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial account methods) and Taxes arising since the date of the Interim Balance Sheet in the ordinary course of business determined in accordance with the past custom and practice of the Seller in filing its Tax Returns.

(iii) No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax on or before the due date thereof.

(iv) Except to the extent set forth in the Schedule 5.1(v) there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return for any period. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(v) None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Section 280G of the Code. Seller is not a party to any Tax allocation or sharing agreement, nor (A) has Seller ever been a member of an affiliate group filing a consolidated return, (B) does Seller have any liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Seller has not, with regard to the Acquired Assets, filed a consent to the application of Section 341(f)(2) of the Code.

(vi) For the purposes of this Agreement: (i) “Tax” or “Taxes” means all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign), and (ii) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(w) Insurance. Schedule 5.1(w) contains a list of all insurance policies (specifying the location, insured, insurer, amount of coverage, type of insurance and policy number) maintained by Seller. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Effective Date have been paid to the extent the same are due on or before the Effective Date, and no notice of cancellation or termination has been received with respect to any such policy. To the knowledge of Seller, Seller has no valid unasserted claims under such insurance policies.

(x) Absence of Certain Commercial Practices. To the knowledge of Seller, neither Seller nor any officer, director, employee or agent of Seller (or any Person acting on behalf of any of the foregoing) has given or agreed to give (i) any gift or similar benefit of more than nominal value to any Customer, supplier, Governmental Authority (including any governmental employee or official) or any other Person who is or may be in a position to help, hinder or assist Seller, the Business or the Person giving such gift or benefit in connection with any actual or proposed transaction relating to the Business, which gifts or similar benefits would individually or in the aggregate subject Seller or any officer, director, employee or agent of Seller to any fine, penalty, cost or expense or to any criminal sanctions, (ii) receipts from or payments to any governmental officials or employees, (iii) commercial bribes or kick-backs, (iv) political contributions, or (v) any receipts or disbursements in connection with any unlawful boycott, in any such case which would cause Seller to be in violation of any applicable law. To the knowledge of Seller, no such gift or benefit is required in connection with the operation of the Business to avoid any fine, penalty, cost, expense or material adverse change in the condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects of Seller or the Business.

(y) Bank Accounts. Schedule 5.1(y) attached hereto sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains any safe deposit boxes or accounts (specifying the identifying numbers), and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

(z) Books and Records. The books and records of Seller maintained in connection with the Business (including, without limitation, (i) books and records relating to the purchase of materials and supplies, manufacture or processing of products, sales of products, dealings with customers, invoices, customer lists, inventories, supplier lists, personnel records and taxes, and (ii) computer software and data in computer readable and human readable form used to maintain such books and records together with the media on which such software and data are stored and all documentation relating thereto) accurately record all transactions relating to the Business in all material respects, and have been maintained consistent with good business practice.

(aa) {Intentionally omitted.}

(bb) Loss Contracts. To the knowledge of Seller, there are no outstanding contracts, agreements, commitments or undertakings relating to the Business that individually or in the aggregate are expected to result in any material loss to Seller or the Business.

(cc) Copies of Documents. Seller has made available to Buyer true, correct and complete copies of all contracts, agreements and other documents listed in the Schedules to, or referenced in, this Agreement, and all modifications and amendments thereto.

(dd) Insider Interests. Except as set forth in Schedule 5.1(dd), no officer, director or employee of Seller or any Subsidiary has any material interest in any property, real or personal, tangible or intangible, including without limitation, inventions, patents, trademarks or trade names, used in or pertaining to the Business.

(ee) Disclosure. No representation or warranty made by Seller contained in this Agreement or in any other writing furnished pursuant hereto contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, not misleading.

(ff) Warranty Costs. Schedule 5.1(ff) sets forth a description of all litigation, actions, suits, investigations, claims and proceedings asserted, brought or threatened against Seller within the last four (4) years preceding the date of this Agreement, together with a description of the outcome or present status thereof, relating to any claim for warranty costs involving amounts in excess of $10,000, individually or in the aggregate. Claims for warranty costs (individually or in the aggregate) during the twelve month period ended September 30, 2003 did not exceed $10,000, and there are no outstanding or threatened claims for any such costs which would exceed $10,000 (individually or in the aggregate). As used herein, “warranty costs” means the costs and expenses of servicing, repairing, returning and/or replacing, or allowances for service, repair, return or replacement, of defective or allegedly defective or improperly selected or shipped Products or parts or components thereof manufactured or sold by Seller and the costs of materials and expenses of replacing materials or correcting any jobs or materials inadequately performed or manufactured by Seller, together with such legal liability, if any, as may exist in connection with sales of Products, whether such costs and expenses relate to or arise out of claims or causes of action which assert causes sounding in tort, contract or warranty, or any combination of the foregoing.

5.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller that:

(a) Organization and Standing; Corporate Power and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to own its properties and assets and carry on its business as presently being owned and conducted and to make and perform this Agreement and perform the transactions contemplated by this Agreement. Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of its assets or the operation of the Business requires such qualification, except where any failure to be so qualified would not have a material adverse effect on Buyer. This Agreement and all other agreements and instruments executed and delivered by Buyer in connection herewith have been duly executed and delivered by Buyer. This Agreement and the transactions and other agreements and instruments contemplated by this Agreement have been duly approved by the Board of Directors of Buyer (approval of Buyer’s shareholders not being required), and constitute the valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

(b) Conflicts; Defaults; Consents. Neither the execution and delivery of this Agreement or any of the other agreements and instruments executed or to be executed in connection herewith by Buyer, nor the performance by Buyer of its obligations hereunder or thereunder, will (i) violate, conflict with or constitute a breach or default under any of the terms of Buyer’s Certificate of Incorporation or Bylaws, each as amended, or any provisions of, or result in the impairment of any material right or benefit of Buyer under, any material contract or agreement to which Buyer is a party or by which Buyer or any material part of its assets are bound, or (ii) violate any law, statute, judgment, decree, order, rule or regulation of any Governmental Authority, or (iii) constitute an event which, after notice or lapse of time or both, would result in such a violation, conflict, breach, default, impairment. Except for the filing of a registration statement under the Securities Act of 1933, as amended, and the regulations thereunder (the “1933 Act”) with respect to the Buyer Shares to be issued to Seller pursuant to Section 3.1(a) and related blue-sky and stock exchange filings as provided in the Registration Rights and Lock-up Agreement, no consent of, approval of, or filing with any Governmental Authority or any other person is required in connection with the execution, delivery or performance by Buyer of this Agreement or any other agreement or instrument to be executed and delivered by Buyer in connection herewith, or the consummation by Buyer of any of the transactions contemplated hereby or thereby.

(c) Brokers, Finders and Agents. Buyer is not directly or indirectly obligated to anyone as a broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

(d) Disclosure. No representation or warranty made by Buyer contained in this Agreement or in any other writing furnished pursuant hereto contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, not misleading.

(e) Buyer Shares. All of the Buyer Shares to be issued and delivered to Seller and the Escrow Agent pursuant to Section 3.1 have been duly authorized for issuance and, when issued and delivered by Buyer in accordance with this Agreement, will be validly issued, fully paid, non-assessable, free of preemptive rights and not subject to any Liens, restrictions on transfer or voting, restrictions on receipt of dividends (if any), except for restrictions under the 1933 Act and any applicable state securities laws and resale limitations specifically set forth in the Registration Rights and Lock-up Agreement, and, after notice of issuance, such Buyer Shares will be authorized for quotation on the Nasdaq National Market. Since December 31, 2002, Buyer has not changed or established a record date for changing the number of shares of its Common Stock issued or outstanding as a result of any stock split, stock dividend, recapitalization, reclassification, split-up, combination of shares or similar transaction or event with respect to the outstanding Common Stock of Buyer, other than relating to any changes in shares allocated to stock option plans of Buyer.

(f) Exchange Act Filings. Buyer has timely filed all material documents required to be filed by it with the Securities and Exchange Commission (“SEC”) pursuant to the 1934 Act (“SEC Documents”). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading except to the extent corrected by a subsequently filed SEC Document. The financial statements of Buyer included in the SEC Documents complied as to form in all material respects with the then applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q and Regulation S-X) and fairly present the consolidated financial position of Buyer and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normally, recurring year-end audit adjustments).

(g) Form S-3 Eligibility. On the Effective Date and thereafter until registration of the Buyer Shares under the 1933 Act has become effective, Buyer will satisfy all applicable conditions of eligibility to register the offer and sale of such Buyer Shares on Form S-3 under the 1933 Act.

5.3 General. The representations and warranties of the parties hereto made in this Agreement, subject to the exceptions thereto, shall not be affected by any information furnished to, or any investigation conducted by, any of them or their representatives in connection with the subject matter of this Agreement. The representations and warranties made in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Date for the respective periods set forth in Section 11.4.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions provided for by this Agreement is subject to the satisfaction, on or prior to the Effective Date, of each of the following conditions, any of which may be waived by Buyer except for the conditions set forth in subsection (d) (as to Consents of Governmental Authorities) of this Section 6.1:

(a) Representations and Warranties. Each of the representations and warranties of Seller made in Section 5.1 of this Agreement shall be true and correct in all material respects both on the date hereof and as of the Effective Date as though made at such time, except for any such representation or warranty which speaks as of a specific date, in which event such representation and warranty shall have been true as of such date.

(b) Covenants. Seller shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it at or prior to the Effective Date.

(c) No Proceedings or Litigation. No litigation, action, suit, investigation, claim or proceeding challenging the legality of, or seeking to restrain, prohibit or materially modify, the transactions provided for in this Agreement shall have been instituted and not settled or otherwise terminated.

(d) Certificate of Seller. On the Effective Date, Seller shall have delivered to

Buyer a Certificate signed by Seller’s President, dated as of the Effective Date, to the effect that the conditions specified in Sections 6.1(a), (b) and (h) have been fulfilled.

(e) {Intentionally omitted.}

(f) Certificate; Documents. Seller and the other Persons referenced in Sections 4.2, 4.4 and 4.5 shall have delivered the certificates, opinion of counsel and other documents required by Sections 4.2, 4.4 and 4.5.

(g) {Intentionally omitted.}

(h) Approval of Seller’s Stockholders. To the extent required by applicable law, this Agreement and the transactions contemplated thereby shall have been approved by the requisite vote of the stockholders of Seller.

(i) Conditions of Employment Agreements. Seller shall have delivered the Conditions of Employment Agreements (the “Conditions of Employment Agreement”) in form and as set forth in Exhibit G hereto, duly executed by Seller, and by Messrs. Lindseth, Catlett, and Bush.

6.2 Conditions to Seller’s Obligations. The obligations of Seller to consummate the transactions provided for by this Agreement are subject to the satisfaction, on or prior to the Effective Date, of each of the following conditions, any of which may be waived by Seller except for the conditions set forth in subsection (d) of this Section 6.2:

(a) Representations and Warranties. Each of the representations and warranties of Buyer made in Section 5.2 of this Agreement shall be true and correct in all material respects both on the date hereof and as of the Effective Date as though made at such time.

(b) Covenants. Buyer shall have performed and complied with all covenants and agreements required to be performed or complied with by it at or prior to the Effective Date.

(c) Material Adverse Change. Since the date hereof, there shall have occurred no material adverse change in the condition (financial or otherwise), business, assets, properties or operations of Buyer taken as a whole.

(d) No Proceeding or Litigation. No litigation, action, suit, investigation, claim or proceeding challenging the legality of, or seeking to restrain, prohibit or materially modify, the transactions provided for in this Agreement shall have been instituted and not settled or otherwise terminated.

(e) Certificate of Buyer. On the Effective Date, Buyer shall have delivered to Seller a Certificate signed by the President or a Vice President of Buyer, dated the Effective Date, to the effect that the conditions specified in Section 6.2(a), (b) and (c) have been fulfilled.

(f) Certificates; Documents. Buyer and the other Persons referenced in Sections 4.3, 4.4 and 4.5 shall have delivered the certificates and other documents required by Sections 4.3, 4.4 and 4.5.

(g) Stockholder Approval. To the extent required by applicable law, this Agreement and the transactions contemplated thereby shall have been approved by the requisite vote of the stockholders of Seller.

ARTICLE VII

COVENANTS OF SELLER

7.1 Confidentiality. Seller shall, and shall cause its Affiliates, officers, employees, representatives, consultants and advisors to, hold in confidence and not use all confidential information which remains after the Effective Date in the possession of Seller or its Affiliates and which relates to the Business (“Confidential Information”). Seller shall not release or disclose any Confidential Information to any Person other than Buyer and its authorized representatives, except for any Confidential Information which Seller is or becomes required by law or valid legal process to disclose. Notwithstanding the foregoing, “Confidential Information” shall not be deemed to include information:

(a) which can be shown to have been generally available to the public other than as a result of a breach of this Section; or

(b) which can be shown to have been provided to Seller by a third party who obtained such information other than from Seller or other than as a result of a breach of this Section; or

(c) which relates to the Oxygen Business.

7.2 Maintenance of Insurance. Seller will after the Effective Date use all reasonable efforts to maintain any policies of insurance which cover liabilities associated with the operation of the Business prior to the Effective Date; provided, that after the Effective Date, Seller shall not be required to renew or pay any additional premiums in respect of such policies or obtain or maintain in effect any insurance coverage in addition to the coverage in effect as of the Effective Date.

7.3 Trade Names. To the extent the Retained Names appear on (a) any plant, building or equipment, or (b) any stationery, business form, packaging, container, sign or other property (real or personal) included in the Acquired Assets, Seller grants, and/or confirms the grant by its Affiliates of, a royalty free license to Buyer to use the Retained Names on such Acquired Assets until removal can be effected from such Acquired Assets or until such materials are used and exhausted; provided, that Buyer shall use its reasonable efforts in a timely fashion to effect obliteration of the Retained Names from all Acquired Assets, and cease, in any event, using the Retained Names no later than one year following the Effective Date.

7.4 Maintenance of, and Access to, Records. After the Effective Date, Seller shall provide Buyer with access (with an opportunity to make copies), during normal business hours, and upon reasonable notice, to any records relating solely to the Business which are retained by it; provided, however, that nothing herein shall constitute a waiver of any applicable privilege. Seller shall preserve and maintain any books and records relating to the Business and retained by Seller for at least three years after the Effective Date.

7.5 Name Change Filings. Seller shall, within seven (7) days after the Effective Date, take such actions and file such documents as shall be necessary to (a) change the trademarks, service marks, trade names and domain names associated with any products (other than Products) available through Seller to discontinue the use of the trademark, service marks, trade names and domain names “Complient” and “CPR Prompt” and (b) otherwise discontinue the use of such trademarks, service marks, trade names and domain names, in connection with Seller’s business operations; provided, however, that Seller shall cause any such names to be removed from any inventory, business forms, business cards, signage, literature or other property of SOS or the Oxygen Business within six (6) months after the date of any sale of the stock of SOS held by Complient or a sale of all or substantially all of the assets of SOS, or within twelve (12) months after the Effective Date, whichever is sooner. Until the first anniversary of the Effective Date, Seller shall be entitled to continue to have the name “Complient Corporation” as its corporate name in its Certificate of Incorporation and execute contracts, instruments and correspondence in such name, but shall not use such name in connection with the sale of goods or services or other commercial activity or any Internet services.

7.6 Plant Closing Obligations. If Seller or any of its Affiliates takes any action which could be construed as a “plant closing” or “mass layoff,” or which results in any employee suffering or deeming to have suffered any “employment loss,” as those terms are defined in the federal WARN Act and any applicable state plant-closing laws, Seller and such Affiliates shall be solely responsible for providing any notice required by the federal WARN Act and any applicable state plant-closing laws and for making payments, if any, which may be required under such WARN Act and such state laws for failure to provide appropriate notice.

7.7 Further Assurances; Customer and Supplier Relationships; Assertion of Claims.

(a) Seller shall use its reasonable efforts to implement the provisions of this Agreement, and for such purpose Seller, at the request of Buyer, at or after the Effective Date, shall, without further consideration, promptly execute and deliver, or cause to be executed and delivered, to Buyer such deeds, assignments, bills of sale, Consents and other instruments in addition to those required by this Agreement, in form and substance satisfactory to Buyer, and at Buyer’s expense take all such other actions, as Buyer may reasonably deem necessary or desirable to implement any provision of this Agreement or to more effectively transfer, convey and assign to Buyer good and marketable title to, and to put Buyer in actual possession and operating control of, all of the Acquired Assets, free and clear of all Liens.

(b) From and after the Effective Date, Seller shall use its reasonable efforts to assist in and shall in no way impede the transfer to Buyer of the goodwill and reputation associated with the Business, and of Seller’s personnel, suppliers, manufacturer’s representatives and customer relationships. Seller shall use its reasonable efforts to cause Seller’s current customers and suppliers to do business with Buyer in accordance with the terms and for the periods of time set forth in any contract, agreement, commitment or undertaking (including the Contracts), whether oral or written, and whether currently in effect or proposed to be entered into by Seller; provided, however, that Seller shall not be required to incur any material expense in making such efforts.

(c) Seller covenants and agrees with Buyer that after the Effective Date, Seller shall give Buyer thirty (30) days’ prior written notice of any intent on the part of Seller to assert any claim against any former customer or supplier of Seller relating to the Business.

7.8 {Intentionally omitted.}

7.9 Non-Competition.

(a) Period and Conduct. As further consideration for the purchase and sale of the Acquired Assets and the transactions contemplated by this Agreement, during the period commencing on the Effective Date, and ending on the date which is five (5) years thereafter, Seller shall not:

(i) compete with Buyer in the manufacture, production, design, engineering, importation, purchase, marketing, sale, distribution, research or development of any Products (“Product Activity”);

(ii) solicit, or accept orders or business of any kind relating to the manufacture, production, design, engineering, importation, purchase, marketing, sale, distribution, research or development of any Products from any customer or active prospect of Buyer, or any former customer of Seller, including the Customers;

(iii) solicit any employee of Buyer or former employee of Seller hired by Buyer to terminate his or her employment with Buyer; or

(iv) use, or incorporate or otherwise create any business organization utilizing any name which uses, the words “Complient” or “CPR Prompt” or which are confusingly similar to the words “Complient” or “CPR Prompt.”

(b) Territory. Seller shall refrain from engaging in the activities described in this Section 7.9 during the period specified in Section 7.9(a) hereof anywhere in the world.

(c) Definition. Seller shall be deemed to be competing with Buyer if Seller is engaged or participates in any activity or activities described in subsection (a) of this Section 7.9, directly or indirectly, whether for its own account or for that of any other Person, firm or corporation, and whether as a shareholder, partner or investor controlling any such entity or as principal, agent, representative, proprietor, or partner, or in any other capacity.

(d) Remedies. Inasmuch as a breach, or failure to comply with, Section 7.9 of this Agreement will cause serious and substantial damage to Buyer, if Seller should in any way breach, or fail to comply with, the terms of this Section 7.9, Buyer shall be entitled to an injunction restraining Seller from any such breach or failure. All remedies expressly provided for herein are cumulative of any and all other remedies now existing at law or in equity. Buyer shall, in addition to the remedies herein provided, be entitled to avail itself of all such other remedies as may now or hereafter exist at law or in equity for compensation, and for the specific enforcement of the covenants contained herein. Resort to any remedy provided for hereunder or provided for by law shall not preclude or bar the concurrent or subsequent employment of any other appropriate remedy or remedies, or preclude the recovery by Buyer or monetary damages and compensation.

(e) Subsidiaries, Divisions and Affiliates. For the purpose of this Section 7.9, “Buyer” shall include its subsidiaries, divisions and Affiliates as they may exist from time to time, and any Person deriving title to the goodwill of the Business or the Acquired Assets from Buyer.

(f) Severability. Each subsection of this Section 7.9 constitutes a separate and distinct provision hereof. In the event that any provision of this Section 7.9 shall finally be judicially determined to be invalid, ineffective or unenforceable, such determination shall apply only in the jurisdiction in which such adjudication is made and every other provision of this Section 7.9 shall remain in full force and effect. The invalid, ineffective or unenforceable provision shall, without further action by the parties, be automatically amended to effect the original purpose and intent of the invalid, ineffective or unenforceable provision; provided, however, that such amendment shall apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

(g) Oxygen Business. It is understood and agreed that Seller’s continued ownership of SOS after the Effective Date and the continued conduct of the Oxygen Business after the Effective Date shall not be prohibited or restricted by this Section 7.9.

7.10 Accounts Receivable.

(a) In the event that Seller or any of its Affiliates receives any payment relating to any Account Receivable included in the Acquired Assets and outstanding on or after the Effective Date, such payment shall be the property of, and shall be immediately forwarded and remitted to, Buyer. Seller or such Affiliate will promptly endorse and deliver to Buyer any cash, checks or other documents received by Seller on account of any such Accounts Receivable included in the Acquired Assets. Seller or such Affiliate shall advise Buyer (promptly following Seller’s becoming aware thereof) of any counterclaims or set-offs that may arise subsequent to the Effective Date with respect to any Account Receivable.

(b) After the Effective Date, Buyer shall use reasonable efforts, consistent with prior ordinary course business practices of Seller, to collect all Accounts Receivable included in the Acquired Assets; provided, however, that Buyer shall not be obligated to continue to do business with any Person if Buyer believes such continuation will not be in its best interests, and shall not be obligated to initiate litigation or to turn any of such Accounts Receivable over to a collection agency or attorney.

7.11 Material Adverse Audit Adjustment. If the Year-End Financial Statements, excluding adjustments to goodwill and options expense and excluding any other adjustment to the extent it is limited to the Oxygen Business, differs materially from the audited financial statements for the same period, Buyer shall be indemnified for such difference pursuant to Section 11.2(a) hereof, solely from the General Escrow Fund and not from Seller, in an amount equal to (a) the sum of all unfavorable such differences, minus (b) the sum of all favorable such differences, but not less than zero.

ARTICLE VIII

COVENANTS OF BUYER

8.1 Maintenance of, and Access to, Records. From and after the Effective Date, Buyer shall, upon adequate notice whenever reasonably requested by Seller, permit Seller and its representatives to have access to such business records turned over to Buyer pursuant to this Agreement as may be reasonably requested by Seller. Buyer shall preserve and maintain the records relating to the Business which are part of the Acquired Assets for at least three years after the Effective Date. Seller shall be entitled, at its expense, to make extracts and copies of such books and records and shall use reasonable efforts not to disturb the Business operations in so doing. Buyer shall not, during such three-year period, destroy or cause or permit to be destroyed any such business records without first obtaining the written consent of Seller or providing at least thirty (30) days’ notice to Seller of such intent and a reasonable opportunity to copy such books or records prior to such destruction.

8.2 Closing. Buyer shall use its reasonable efforts to cause the conditions set forth in Section 6.2 to be satisfied by the Effective Date.

ARTICLE IX

CERTAIN ADDITIONAL COVENANTS

9.1 Expenses; Transfer Taxes. Each party hereto will bear the legal, accounting and other expenses and taxes incurred by such party in connection with the negotiation, preparation and execution of this Agreement, the Transaction Documents, and the transactions contemplated hereby.

9.2 Press Releases and Disclosure. The parties agree that neither Seller, Buyer nor their respective Affiliates shall issue or cause publication of any press release or other announcement or public communication with respect to this Agreement or the transactions contemplated hereby or otherwise disclose this Agreement or the transactions contemplated hereby to any third party (other than attorneys, advisors and accountants to Seller or Buyer) without the consent of the other party hereto, which consent shall not be unreasonably withheld; provided, that nothing herein shall prohibit any party from issuing or causing publication of any press release, announcement or public communication to the extent that such party deems such action to be required by law or stock exchange; provided further that such party shall, whenever practicable consult with the other party concerning the timing and content of such press release, announcement or communication before the same is issued or published.

9.3 Cooperation in the Defense of Claims. In the event that a claim is asserted against Buyer, any of its direct or indirect subsidiaries or Affiliates, with respect to events or conditions occurring or existing in connection with, or arising out of, the operation of the Business prior to the Effective Date, or the ownership, possession, use or sale of the Acquired Assets prior to the Effective Date, Seller shall cooperate with Buyer in the defense of any such claim.

9.4 Regulatory Approvals. Seller will, and will cause its appropriate Affiliates to, and Buyer will, use, in each case, its reasonable efforts to obtain any authorizations, consents, orders and approvals of any Governmental Authority necessary for the performance of its respective obligations pursuant to this Agreement and any of the other transaction documents, and the consummation of the transactions contemplated hereby and thereby, and will cooperate fully with each other in all reasonable respects in promptly seeking to obtain such authorizations, consents, orders and approvals. Neither Seller nor Buyer will knowingly take any action that will have the effect of delaying, impairing or impeding the receipt of any required regulatory approvals.

9.5 Employee Matters.

(a) Employee Benefits. Seller shall retain all liabilities and obligations in respect of its past, present and future employees under the Employee Plans and applicable laws. Without limiting the generality of the foregoing or of Section 2.2(c), Buyer shall have no liability or obligation whatsoever under the Employee Plans, nor shall Buyer have any obligation to provide any notice under the federal WARN Act or any applicable state plant-closing laws or to provide any employee benefits to any Persons employed in the Business as of or at any time prior to the Effective Date (“Employees”). Seller shall offer to all employees of the Business at the time of the Effective Date the right to continue their coverage under Seller’s group health plan(s) (as defined in Section 5000(b)(1) of the Code), such offers to be made in accordance with the continuation coverage requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and the regulations thereunder. Any other provision of this Agreement notwithstanding, Seller shall not be obligated to Buyer or to any other Person to continue to maintain any health insurance or other employee benefit plans after the Effective Date and shall have the right to discontinue any such plans at any time thereafter.

(b) Future Employment. Buyer will offer employment from and after the Effective Date to at least thirty (30) of those individuals who were Employees of the Business immediately prior to the Closing, on terms and conditions as of the Effective Date which are substantially similar to those applicable to such individuals prior thereto. Buyer will have no liability whatsoever for any failure of any such individual to accept such offer of employment.

(c) Employee Information.

(i) Subject to applicable legal restrictions, Buyer and Seller shall provide each other in a timely manner any information which the other may reasonably request with respect to any Employee of Seller or, after the Effective Date, any Person employed by Buyer in the Business, his employment with and compensation from Seller or Buyer, or rights or benefits under any Employee Plan or any personnel policy of Seller or Buyer relating to the Business.

(ii) Without in any way limiting the generality of Sections 9.5(c)(i), and to the extent they may legally do so, Seller shall afford Buyer and its representatives such access to the medical, workers’ compensation and other health-related records of the Employees (the “Employee Health Records”) as are maintained by or available to Seller and as Buyer shall deem reasonably necessary or desirable, and Buyer shall be permitted, to the extent Seller may legally give such permission, to make copies of such Employee Health Records as it may deem reasonably necessary or desirable. Promptly upon request by Buyer, Seller shall use all reasonable efforts to obtain or cause to be obtained any consent of any Employee, health care provider, workers’ compensation authority or other Person as may be necessary in order to permit Seller to afford Buyer and its representatives with access to and permission to copy Employee Health Records as provided in this Section 9.6(c). Buyer shall maintain in accordance with all applicable laws the confidentiality of any and all Employee Health Records to which it may receive access, and shall not disclose or use any such records in any manner or for any purpose contrary to law or the rights of any Person.

9.6 Restrictions on Transfer; Lock-up. The offer and sale to Seller of the Buyer shares have not been registered under the 1933 Act, or registered or qualified under applicable state securities or “Blue Sky” laws, and, therefore, the Shares cannot be reoffered and resold unless either the reoffer and resale thereof are subsequently registered and qualified under the 1933 Act and said Blue Sky laws or an exemption from such registration and qualification is available. Except as provided in the Registration Rights and Lock-up Agreement, Buyer has no intention of registering or qualifying under the 1933 Act or any such Blue Sky laws Seller’s reoffer and resale of any of the Shares and no exemption from registration or qualification may be available under the 1933 Act or such Blue Sky laws to Seller at the time it wishes to dispose of such Shares; accordingly, Seller may have to bear the economic risk of holding the Buyer Shares for an indefinite period of time.

However, nothing herein is intended to derogate from any of Buyer’s covenants and obligations contained in the Registration Rights and Lock-up Agreement or any of Seller’s rights or remedies thereunder.

9.7 Fairness. No Federal or state agency has passed upon the Buyer Shares, nor made any finding or determination as to the fairness of the transaction set forth herein, or passed on the adequacy of the information received by Seller.

9.8 {Intentionally omitted.}

9.9 2002 Audit. Seller will use all reasonable efforts to cause the audit of the Year-End Financial Statements to be completed and an audit report with respect thereto to be rendered by the firm of Deloitte LLP by November 12, 2003, and will promptly deliver a copy of such audit report, when rendered, to Buyer. In the event that such report is delayed, Buyer shall be indemnified pursuant to Section 11.2(a) hereof, solely out of the General Escrow Fund and not from Seller, for (a) one-half (50%) of any damages actually incurred by Buyer solely as a result of such delay in the first month after such date, up to a maximum of $42,000 of such damages, and (b) 100% of any damages actually incurred by Buyer solely as a result of such delay which continues each subsequent month, up to a maximum of $84,000 of such damages in each such month.

ARTICLE X

ESCROW

10.1 Escrow Arrangements. The General Escrow Fund and the Oxygen Escrow Fund (as each such term is defined below) shall be established and maintained as set forth in the General Escrow Agreement and the Oxygen Escrow Agreement, respectively.

10.2 Escrow Funds.

(a) On the Effective Date, Buyer will deposit on behalf of Seller the General Escrow Shares (the “General Escrow Amount”) with the Escrow Agent without any act of Seller. On the Effective Date, the General Escrow Amount, without any act of Seller, will be deposited with the Escrow Agent, such deposit to constitute an escrow fund (the “General Escrow Fund”) to be governed by the terms and provisions set forth in the General Escrow Agreement, at Buyer’s cost and expense. The General Escrow Amount shall be available, subject to the terms of the General Escrow Agreement and this Agreement, to satisfy claims by Buyer for indemnification pursuant to Sections 11.2(a) and 11.2(b) of this Agreement.

(b) On the Effective Date, Buyer will deposit on behalf of Seller the Oxygen Escrow Shares (the “Oxygen Escrow Amount”) with the Escrow Agent without any act of Seller. On the Effective Date, the Oxygen Escrow Amount, without any act of Seller, will be deposited with the Escrow Agent, such deposit to constitute an escrow fund (the “Oxygen Escrow Fund”) to be governed by the terms and provisions set forth in the Oxygen Escrow Agreement, at Buyer’s cost and expense. The Oxygen Escrow Amount shall be available, subject to the terms of the Oxygen Escrow Agreement and this Agreement, to satisfy claims by Buyer for indemnification pursuant to Section 11.2(c) of this Agreement.

ARTICLE XI

INDEMNIFICATION

11.1 Indemnification by Buyer. From and after the Effective Date, Buyer shall indemnify, defend and hold Seller harmless from and against any and all claims, actions, suits, demands, assessments, judgments, losses, liabilities, damages, costs and expenses (including, without limitation, interest, penalties, reasonable attorneys’ fees to the extent permitted by law, and reasonable accounting fees and investigation costs) (collectively, “Liabilities”) that may be incurred by Seller resulting or arising from or related to: (a) the failure of Buyer to assume, pay, perform and discharge the Assumed Liabilities, (b) the failure of Buyer to report the purchase of the Acquired Assets in accordance with the allocations required by Section 3.3, and, (c) a breach of any representation, warranty, covenant, obligation or agreement of Buyer contained in this Agreement or in any other agreement or instrument executed and delivered or to be executed and delivered by Buyer in connection herewith.

11.2 Indemnification by Seller.

(a) General. From and after the Effective Date, Seller shall indemnify, defend and hold Buyer harmless from and against any and all Liabilities that may be incurred by Buyer resulting or arising from, or related to: (i) the failure of Seller to assume, pay, perform and discharge the Retained Liabilities, (ii) the failure of Seller to report the sale of the Acquired Assets in accordance with the allocations required by Section 3.3, (iii) a breach of any representation, warranty, covenant, obligation or agreement of Seller contained herein or in any other Transaction Document, and (iv) any failure to comply with the laws of any jurisdiction relating to bulk transfers which may be applicable in connection with the transfer of the Acquired Assets to Buyer. This Section 11.2(a) and Section 11.2(b) shall not apply to claims for indemnification covered by Section 11.2(c).

(b) Environmental Indemnification. From and after the Effective Date, Seller agrees to indemnify, defend, reimburse and hold Buyer harmless from and against any and all environmental damages arising from the presence, use, generation, storage, treatment, discharge, release or disposal (including off-site disposal), prior to the Effective Date, of hazardous substances upon, about, from or beneath the Property or migrating to or from the Property prior to the Effective Date, or arising in any manner whatsoever prior to the Effective Date out of the violation of any Environmental Laws pertaining to the Property and the activities thereon. This obligation to indemnify shall include, but not be limited to, the expense of defending all claims, suits and administrative proceedings (with counsel designated by Buyer), and paying and discharging, when and as the same become due in connection therewith. Buyer will be entitled, but not obligated, to control any clean-up or remediation, and any related proceeding. Such indemnification shall be available to Buyer solely out of the General Escrow Fund and not from Seller. In the event Buyer makes any claim for indemnification pursuant to this Section 11.2(b), Buyer shall be deemed hereby to have assigned, and does hereby assign, to Seller all contractual, statutory, common-law or other rights of indemnification or contribution which Buyer has or may then have as against third parties with respect to the environmental matter which is the subject of such claim.

(c) Oxygen Indebtedness. From and after the Effective Date, Seller shall indemnify, defend and hold Buyer harmless from and against any Liabilities that may be incurred by Buyer resulting or arising from, or related to, the Oxygen Debt or the non-payment thereof, including any actual, attempted, purported or claimed acceleration in connection with any such indebtedness. The non-payment by Seller of any Oxygen Debt which results in a Third-Party Claim against Buyer shall be deemed to be “Liabilities” for purposes of this subsection. This Section 11.2(c) shall not apply to claims for indemnification covered by Section 11.2(a) or 11.2(b). Any other provision of this Agreement notwithstanding, claims for indemnification relating in any way to the Oxygen Debt or any purported or claimed acceleration thereof shall be made exclusively pursuant to this Section 11.2(c), and Sections 11.2(a) and 11.2(b) shall not apply or be available with respect to such claims.

11.3 Notice of Claim; Right to Participate in and Defend Third Party Claim.

(a) If any indemnified party receives notice of the assertion of any claim, the commencement of any suit, action or proceeding, or the imposition of any penalty or assessment by a third party in respect of which indemnity may be sought hereunder, including, without limitation, any claim for Taxes by any Governmental Authority (a “Third Party Claim”), and the indemnified party intends to seek indemnity hereunder, then the indemnified party shall promptly provide the indemnifying party with prompt written notice of the Third Party Claim. The failure by an indemnified party to notify an indemnifying party of a Third Party Claim shall not relieve the indemnifying party of any indemnification responsibility under this Article XI, except to the extent such failure materially prejudices the ability of the indemnifying party to defend such Third Party Claim (and except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party without undue delay copies of all notices and documents, including court papers received by the indemnified party, relating to the Third Party Claim.

(b) If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses and admits to the indemnified party in writing its obligation to indemnify the indemnified party therefor, to assume the defense thereof with counsel selected by the indemnifying party, provided that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has failed to assume the defense thereof (other than during the period prior to the time the indemnified party shall have given notice of the Third Party Claim as provided above), provided, however, that the right of a party to contest the right of the other party to receive indemnification hereunder with respect to a claim shall not be extinguished.

(c) If the indemnifying party so assumes the defense of any Third Party Claim, the indemnified party shall cooperate with the indemnifying party in the defense or prosecution thereof. Such cooperation shall include, at the expense of the indemnifying party, the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party shall have assumed the defense of a Third

Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge such Third Party Claim without the indemnifying party’s prior written consent (which shall not be unreasonably withheld). If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, and releases the indemnified party from all liability in connection with such Third Party Claim.

11.4 Time Limitations on Claims for Indemnification. The right of Buyer to indemnification for any breach of any representation or warranty contained in this Agreement shall apply only to those claims for indemnification which are given pursuant to this Agreement on or before the respective dates set forth below:

(a) Any claim for indemnification relating to any breach of the representations and warranties set forth in Section 5.1(v) shall be made on or before forty-five (45) days after the expiration of the applicable statute of limitations (and any waivers or extensions thereof) applicable to any claim arising in connection with any breach of any such representations and warranties;

(b) No time limit shall apply to any right to indemnification with respect to any breach of any representation or warranty contained in Sections 5.1(a), 5.1(b) and the fourth sentence of 5.1(d); and

(c) Any claim for indemnification with respect to any breach of any representation or warranty set forth in any subsection of Section 5.1 not referred to in subsections (a) or (b) of this Section 11.4 shall be made on or before the date which is twelve (12) months following the Effective Date.

11.5 Submission of Claims. Any claim for indemnification hereunder must be made in writing. Such written notice shall be provided to the party from whom indemnification is sought for such claim and, in the case of claims covered by the General Escrow Agreement or the Oxygen Escrow Agreement, a copy of such notice shall be delivered concurrently to the Escrow Agent thereunder. Such notice, to be effective, shall set forth with reasonable specificity the alleged factual basis for the claim, the amount of such claim or a good-faith estimate of the amount thereof, and identify the provision or provisions of this Agreement alleged to have been breached.

11.6 Maximum and DeMinimis Amounts.

(a) Seller shall not be required to indemnify, defend or hold Buyer harmless with respect to any breach of any representation or warranty unless and until the amount of such Liabilities equals $25,000 individually or $100,000 in the aggregate (the “Threshold Amount”) in which event Seller shall be obligated to indemnify Buyer, and Buyer may assert its right to indemnification hereunder to the full extent of all Liabilities relating to such claims or breaches, including Liabilities that are less than the Threshold Amount.

(b) Notwithstanding any other provision of this Agreement, Seller’s obligations to indemnify Buyer for breaches of any representation or warranty shall be payable and satisfied solely from the General Escrow Fund.

11.7 Exclusions. No limitation set forth in Sections 11.4 or 11.6 shall apply with respect to any fraudulent and intentional breach of a representation or warranty made by Seller in Section 5.1 of this Agreement.

11.8 Exclusive Remedy. Each party acknowledges and agrees that such party’s sole and exclusive remedy for breaches of this Agreement shall be pursuant to the provisions set forth herein.

11.9 Tax Effect of Indemnification Payments. The parties agree that any indemnification payments made (and/or any payments or adjustments) under this Agreement or the Escrow Agreement shall be treated for all Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law. In determining the amount of claims against an indemnifying party for breach of any representation and warranty, there shall be deducted from the amount to be paid by the indemnifying party an amount equal to the excess (if any) of (a) the present value of any tax benefit realized or reasonably expected to realized by the indemnified party by reason of such claims, over (b) a present value of any tax detriment that is, or is reasonably expected to be, incurred by the indemnified party as a consequence of the receipt of any indemnity payment pursuant to Article XI, subject to adjustment upon receipt of any applicable refund or payment of any additional tax, as the case may be. This Section 11.7 shall apply only to claims for amounts in excess of the Threshold Amount unless otherwise required by law, and shall not apply for purposes of calculating whether and at what point the Threshold Amount shall have been reached.

ARTICLE XII

MISCELLANEOUS

12.1 Amendments. This Agreement may be amended only by a writing executed by all of the parties hereto.

12.2 Entire Agreement. This Agreement and the other agreements expressly provided for herein, set forth the entire understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior contracts, agreements, arrangements, communications, discussions, letters of intent, negotiations, representations and warranties, whether oral or written, between the parties.

12.3 Governing Law; Venue and Jurisdiction. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law doctrine. Any action or proceeding against any party hereto arising out of or based upon or relating in any way to this Agreement shall be brought only in a state or federal court of competent jurisdiction located in Delaware, and each party hereby expressly waives any and all objections to venue or personal jurisdiction in any action or proceeding so commenced.

12.4 Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when received if personally delivered, (b) within 5 days after being sent by registered or certified mail, return receipt requested, postage prepaid, (c) within 12 hours after being sent by telecopy, with confirmed answerback, or (d) within 1 business day of being sent by priority delivery by established overnight courier, to the parties at their respective addresses set forth below.

To Seller:	Complient Corporation c/o 4670 Richmond Road Suite 300 Warrensville Heights, Ohio 44128 Telecopier: (440) 519-3764 Attention: Steven W. Lindseth

With a copy to:	Calfee, Halter & Griswold LLP 1400 McDonald Investment Center 800 Superior Avenue Cleveland, OH 44114-2688 Telecopier: (216) 241-0816 Attention: Gerald A. Monroe, Esq.

To Buyer:	Cardiac Science, Inc. 1900 Main Street, Suite 700 Irvine, California 92614 Telecopier: (949) 951-7315 Attention: Chief Executive Officer

With a copy to:	Stradling Yocca Carlson & Rauth 660 Newport Center Drive, Suite 1600 Newport Beach, California 92660 Telecopier: (949) 725-4000 Attention: Shivbir S. Grewal, Esq.

Any party by written notice to the others given in accordance with this Section 12.4 may change the address or the Persons to whom notices or copies thereof shall be directed.

12.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument.

12.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each party hereto.

12.7 Waivers. Except as otherwise provided herein, Buyer or Seller (acting on behalf of itself and its appropriate Affiliates), may waive in writing compliance by any of the other parties hereto (to the extent such compliance is for the benefit of the party giving such waiver) with any of the terms, covenants or conditions contained in this Agreement or in any of the other Transaction Documents (except such as may be imposed by law). Any waiver by any party of any violation of, breach of, or default under, any provision of this Agreement or any of the other Transaction Documents, by any other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement or any of the other Transaction Documents.

12.8 Third Parties. Nothing in this Agreement is intended, or shall be construed, to confer upon or give any Person or entity other than Buyer and Seller any rights or remedies under or by reason of this Agreement, except as may otherwise be expressly set forth herein.

12.9 Schedules, Addenda and Exhibits. The Schedules, Addenda and Exhibits attached to this Agreement are incorporated herein and shall be part of this Agreement for all purposes.

12.10 Headings. The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

12.11 Certain Definitions.

(a) For purposes of this Agreement, the term “Affiliate” shall mean any Person that directly, or indirectly through one or more Persons, controls, is controlled by, or is under common control with, the Person specified or, directly or indirectly, is related to or otherwise associated with any such Person or entity.

(b) For purposes of this Agreement and of any other Transaction Document, the phrase, “to the best of the Seller’s knowledge” or “Seller’s knowledge” shall be deemed to include all information that is actually known by each of the following individuals: Steven W. Lindseth, Robert I. Thompson, and Brian D. Catlett, Michael A. Bush, John T. Pastrick, Frank J. Swiger, Frank Powers and Neil Glazer (collectively, “Seller’s Officers”).

12.12 Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy and each remedy shall be cumulative and shall be in addition to every other remedy given hereunder or hereafter existing at law or in equity or by statute or otherwise. No remedy shall be deemed to be a limitation on the amount or measure of damages resulting from any breach of this Agreement. The election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies.

12.13 Gender and Number. The masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates.

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IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Asset Purchase Agreement as of the Effective Date first above written.

“Seller”

COMPLIENT CORPORATION

By:	/s/ Robert I. Thompson
Name:	Robert I. Thompson
Title:	President & CEO

“CPR L.P.”

CPR LIMITED PARTNERSHIP

By:	Complient Corporation, its general partner

By:	/s/ Robert I. Thompson
Name:	Robert I. Thompson
Title:	President & CEO

“Buyer”

CARDIAC SCIENCE, INC.

By:	/s/ Raymond W. Cohen
Name:	Raymond W. Cohen
Title:	Chairman & CEO